SCHEDULE 14A INFORMATION
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PLATINUM UNDERWRITERS HOLDINGS, LTD.

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The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 23, 2008

To the Shareholders of Platinum Underwriters Holdings, Ltd.:

Notice is hereby given that the 2008 Annual General Meeting of Shareholders (the “Annual Meeting”) of Platinum Underwriters Holdings, Ltd. (the “Company”) will be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11 Bermuda, on Wednesday, April 23, 2008 at 10:30 a.m., local time, for the following purposes:

1.	To elect eight directors to the Company’s Board of Directors to serve until the Company’s 2009 Annual General Meeting of Shareholders.

2.	To consider and take action on a proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.

At the Annual Meeting, shareholders will receive the audited consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2007 with the independent registered public accounting firm’s report thereon, and may also be asked to consider and take action with respect to such other business as may properly come before the meeting, or any postponement or adjournment thereof.

The Company’s Board of Directors has fixed the close of business on March 10, 2008 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. You are cordially invited to be present. Shareholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted at the Annual Meeting, proxies are revocable by written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting.

By order of the Board of Directors,

Michael E. Lombardozzi
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

Pembroke, Bermuda
March 24, 2008

Important Notice Regarding the Availability of Proxy Materials for the Platinum Underwriters
Holdings, Ltd. 2008 Annual Meeting of Shareholders to be Held on April 23, 2008.

The proxy statement, proxy and 2007 Annual Report to Shareholders are available at
www.platinumre.com/proxymaterials.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda

PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
April 23, 2008

GENERAL INFORMATION

This proxy statement and the accompanying form of proxy are being furnished to holders of the common shares (the “Common Shares”) of Platinum Underwriters Holdings, Ltd. (the “Company”) to solicit proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2008 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 11 Bermuda, on Wednesday, April 23, 2008 at 10:30 a.m., local time. These proxy materials are first being mailed to shareholders on or about March 24, 2008.

The Board has fixed the close of business on March 10, 2008 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of such date, there were 51,128,457 Common Shares outstanding and entitled to vote. Each shareholder is entitled to one vote for each Common Share held of record on the record date with respect to each matter to be acted upon at the Annual Meeting, provided that if the number of “Controlled Shares” (as defined below) of any shareholder constitutes 10% or more of the combined voting power of the issued Common Shares (such holder, a “10% Shareholder”), the vote of any such shareholder is limited to 9.9% of the voting power of the outstanding Common Shares pursuant to the Company’s Bye-laws. “Controlled Shares” of any person refers to all Common Shares owned (i) directly, (ii) with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986, as amended, or (iii) beneficially, directly or indirectly, within the meaning of Rule 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

As of the date of this proxy statement, the Company is aware of only one shareholder, Wellington Management Company, LLP, which possesses Controlled Shares requiring a reduction of its voting power to 9.9%. However, the applicability of such provisions may have the effect of increasing another shareholder’s voting power to more than 9.9%, thereby requiring a corresponding reduction in such other shareholder’s voting power. Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, the Company requests that any holder of Common Shares with reason to believe that it is a 10% Shareholder (as defined in the Company’s Bye-laws and described above) contact the Company promptly so that the Company may determine whether the voting power of such holder’s Common Shares should be reduced. By submitting a proxy, a holder of Common Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 10% Shareholder. The directors of the Company are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of Common Shares, the names of persons having beneficial ownership of the shareholder’s Common Shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of Controlled Shares attributable to any person. The directors may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no person shall be entitled to cast more than 9.9% of the voting power of the outstanding Common Shares at any time.

The presence, in person or by proxy, of holders of more than 50% of the Common Shares outstanding and entitled to vote on the matters to be considered at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Each of the proposals to be considered at the Annual Meeting will be decided by the affirmative vote of a majority of the voting power of the Common Shares present, in person or by proxy, at the Annual Meeting, and entitled to vote thereon. A hand vote will be taken unless a poll is requested pursuant to the Company’s Bye-laws.

SOLICITATION AND REVOCATION

Proxies in the form enclosed are being solicited on behalf of the Board.  Common Shares may be voted at the Annual Meeting by returning the enclosed proxy card or by attending the Annual Meeting and voting in person. The enclosed proxy card authorizes each of Dan R. Carmichael, Michael D. Price and Michael E. Lombardozzi to vote the Common Shares represented thereby in accordance with the instructions given or, if no instructions are given, in their discretion. They may also vote such Common Shares to adjourn or postpone the meeting and will be authorized to vote such Common Shares at any adjournment or postponement of the Annual Meeting. Common Shares held in “street name” by a broker, bank or other nominee must be voted by the broker, bank or nominee according to the instructions of the beneficial owner of the Common Shares.

Proxies may be revoked at any time prior to the Annual Meeting by giving written notice to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. For Common Shares held in “street name” by a broker, bank or other nominee, new voting instructions must be delivered to the broker, bank or nominee prior to the Annual Meeting.

If a shareholder abstains from voting on a particular proposal, or if a shareholder’s Common Shares are treated as a broker non-vote, those Common Shares will not be considered as votes cast in favor of or against the proposal but will be included in the number of Common Shares represented for the purpose of determining whether a quorum is present. Generally, broker non-votes occur when Common Shares held for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote the Common Shares on a particular proposal. If a quorum is not present, the shareholders who are represented may adjourn the Annual Meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the adjourned meeting.

The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile by officers, directors, and employees of the Company. The Company may also reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses incurred in forwarding proxy materials to beneficial owners. The Company has retained Mellon Investor Services, LLC to assist in the solicitation of proxies and will pay a fee of $5,000 plus reimbursement of out-of-pocket expenses for those services.

THE COMPANY

The Company provides property and marine, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele of insurers and select reinsurers on a worldwide basis. The Company primarily operates through two licensed reinsurance subsidiaries: Platinum Underwriters Bermuda, Ltd. (“Platinum Bermuda”) and Platinum Underwriters Reinsurance, Inc. (“Platinum US”).

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of the following nine members, each of whom was elected as a director in April 2007 at the Company’s 2007 Annual General Meeting of Shareholders: H. Furlong Baldwin, Jonathan F. Bank, Dan R. Carmichael, Robert V. Deutsch, A. John Hass, Edmund R. Megna, Steven H. Newman, Michael D. Price and Peter T. Pruitt. The terms of office of each of the current directors will expire at the Annual Meeting. Mr. Newman is retiring from the Board at the Annual Meeting. The Board voted to decrease the authorized number of directors of the Company from nine to eight as of the Annual Meeting. The Board, after considering the recommendation of the Governance Committee of the Board, nominated each of the current directors other than Mr. Newman for reelection as a director at the Annual Meeting to serve until the Company’s 2009 Annual General Meeting of Shareholders.

The Board has no reason to believe that any of its eight nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board may select a substitute nominee and the Common Shares represented by proxies may be voted for such substitute nominee unless shareholders indicate otherwise.

Information Concerning Nominees

Set forth below is biographical and other information regarding the nominees for election as directors, including their principal occupations during the past five years.

H. Furlong Baldwin Age: 76 Director since 2002 Chairman of the Audit Committee and member of the Governance Committee	Mr. Baldwin was Chairman of Mercantile Bankshares Corporation, a bank holding company, from March 2001 until his retirement in March 2003. Prior thereto, Mr. Baldwin was Chairman and Chief Executive Officer of Mercantile Bankshares Corporation. Mr. Baldwin is the Chairman of the Board of Directors of Nasdaq Stock Market, Inc. and a Director of W.R. Grace & Company and Allegheny Energy, Inc.

Jonathan F. Bank Age: 64 Director since 2002 Chairman of the Compensation Committee and member of the Audit and Governance Committees	Mr. Bank has been Of Counsel to Locke Lord Bissell & Liddell LLP, formerly Lord Bissell & Brook LLP, a law firm, since May 2004. Prior thereto, he was Senior Vice President of Tawa Associates Ltd., which is engaged in the acquisition, restructuring and management of property and casualty companies in run-off.

Dan R. Carmichael Age: 63 Director since 2002 Chairman of the Governance Committee and member of the Audit Committee	Mr. Carmichael has been an executive consultant to Liberty Mutual Agency Markets, a business unit of Liberty Mutual Group, since August 2007. Prior thereto, Mr. Carmichael was President, Chief Executive Officer and a Director of Ohio Casualty Corporation, an insurance holding company. Mr. Carmichael is a Director of Alleghany Corporation.

Robert V. Deutsch Age: 48 Director since 2005 Member of the Audit, Compensation and Executive Committees	Mr. Deutsch has been the President and a Director of Ironshore, Inc., an insurance holding company, since December 2006 and, in addition, has been the Chief Executive Officer of Ironshore, Inc. since December 2007. Mr. Deutsch was the Chief Executive Officer and a Director of Ironshore Insurance, Ltd., a privately held insurance company and subsidiary of Ironshore, Inc., from January 2007 until December 2007. From October 2004 until December 2006, Mr. Deutsch was a consultant. Prior thereto, Mr. Deutsch was Executive Vice President and Chief Financial Officer of CNA Financial Corporation, an insurance holding company. Mr. Deutsch is a Director of Chaucer Holdings PLC.

A. John Hass Age: 42 Director since 2007 Member of the Audit and Compensation Committees	Mr. Hass has been Chief Executive Officer of OptionsHouse, Inc., a brokerage company, since October 2006. Prior thereto, Mr. Hass was employed at Goldman Sachs & Co., a financial services company, most recently serving as a Managing Director in the Investment Banking Division.

Edmund R. Megna Age: 61 Director since 2007 Member of the Compensation and Governance Committees	Mr. Megna was Vice Chairman of Guy Carpenter & Co., Inc., the reinsurance intermediary division of Marsh & McLennan Companies, Inc., from November 2002 until his retirement in April 2007.

Michael D. Price Age: 41 Director since 2005 Member of the Executive Committee	Mr. Price has been President and Chief Executive Officer of the Company since October 2005 and was Chief Operating Officer of the Company from August 2005 until October 2005. Prior thereto, he was President of Platinum US.

Peter T. Pruitt Age: 75 Director since 2002 Member of the Audit and Compensation Committees	Mr. Pruitt was Chairman of Willis Re Inc., a reinsurance intermediary, from June 1995 until his retirement in December 2001.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES TO THE COMPANY’S BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Independence of Directors

New York Stock Exchange (“NYSE”) listing standards require the Company to have a majority of independent directors serving on the Board. A member of the Board qualifies as independent if the Board affirmatively determines that the director has no material relationship with the Company either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has determined that Messrs. Baldwin, Bank, Carmichael, Deutsch, Hass, Megna and Pruitt, constituting a majority of the Board, have no material relationship with the Company other than in their capacities as members of the Board and committees thereof, and thus are independent directors of the Company. Messrs. Baldwin, Bank, Deutsch, Hass and Megna do not have any relationship with the Company other than as a director and member of committees of the Board.

Mr. Carmichael was the President, Chief Executive Officer and a director of Ohio Casualty Corporation (“Ohio Casualty”) until August 2007, when Ohio Casualty was acquired by Liberty Mutual Group and Mr. Carmichael became an executive consultant to Liberty Mutual Agency Markets, a business unit of Liberty Mutual Group. During 2007, the Company provided reinsurance coverage to subsidiaries of Liberty Mutual Group resulting in premiums to the Company of approximately $9,202,380, representing less than 0.7% of the Company’s consolidated total revenue for 2007. The Company did not provide reinsurance coverage to subsidiaries of Ohio Casualty in 2007. Mr. Carmichael was not involved in the establishment of these reinsurance contracts and received no special benefits from them. Based on the foregoing, the Board has determined that Mr. Carmichael has no material relationship with the Company.

Mr. Pruitt’s son is a partner of the law firm of Dewey & LeBoeuf LLP. Dewey & LeBoeuf LLP provides, and one of its predecessor firms provided, legal services to the Company. Mr. Pruitt’s son is not involved in the provision of these legal services to the Company. In addition, payments made by the Company to Dewey & LeBoeuf LLP and its predecessor firm did not exceed the greater of $1 million or 2% of the consolidated gross revenues of such firm in any of the last three fiscal years. Based on the foregoing, the Board has determined that Mr. Pruitt has no material relationship with the Company. In addition, the Board reviewed and approved Mr. Pruitt’s relationship with Dewey & LeBoeuf LLP and determined that it is not a conflict of interest under the Company’s Code of Business Conduct and Ethics because Mr. Pruitt does not have a significant financial interest in, and is not an affiliate of, a company with which the Company does business or proposes to do business.

Non-Executive Chairman of the Board

Upon Mr. Carmichael’s re-election to the Board at the Annual Meeting, the Board will appoint him as the non-executive Chairman of the Board. Mr. Carmichael is currently the Chairman of the Governance Committee and, as such, he presides at the meetings of non-management and independent directors that are held after each Board meeting.

Standing Committees of the Board of Directors

The Board maintains four standing committees: the Audit, the Compensation, the Governance and the Executive Committees. Each of the Audit, Compensation, Governance and Executive Committees operates pursuant to a charter. Each of these charters is posted on the Company’s website at www.platinumre.com and may be found under the “Investor Relations” section by selecting “Corporate Governance.” Copies of these charters may also be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices.

Audit Committee

The Audit Committee presently consists of Messrs. Baldwin (Chairman), Bank, Carmichael, Deutsch, Hass and Pruitt. The Board has determined that each member of the Audit Committee is independent as defined in the NYSE listing standards and meets the NYSE standards of financial literacy and accounting or related financial management expertise. The Board has also determined that each of Messrs. Baldwin and Deutsch is an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”).

The Audit Committee’s primary responsibilities, as set forth in its charter, are to:

•	engage the independent registered public accounting firm (subject to ratification by the shareholders of the Company as required by Bermuda law), determine the compensation and oversee the performance of the independent registered public accounting firm, and approve in advance all audit services and all permitted non-audit services to be provided to the Company by the independent registered public accounting firm;

•	assess and take appropriate action regarding the independence of the Company’s independent registered public accounting firm;

•	oversee the compensation, activities and performance of the Company’s internal audit function and review the quality and adequacy of the Company’s internal controls and internal auditing procedures;

•	periodically review with management and the independent registered public accounting firm the Company’s accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the Company’s financial statements;

•	review with management and the independent registered public accounting firm any material financial or other arrangements of the Company which do not appear on the Company’s financial statements;

•	discuss with management the Company’s guidelines and policies with respect to corporate risk assessment and risk management;

•	discuss with management each of the earnings press releases;

•	review with management and the independent registered public accounting firm the financial statements to be included in the quarterly and annual reports of the Company, including management’s discussion and analysis of financial condition and results of operations, and recommend to the Board whether the audited financial statements should be included in the annual reports of the Company;

•	approve a code of ethics, as required by SEC rules, for senior financial officers and such other employees and agents of the Company as the Audit Committee determines;

•	establish procedures for the handling of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

•	annually review and evaluate Audit Committee performance and assess the adequacy of the Audit Committee charter.

Compensation Committee

The Compensation Committee presently consists of Messrs. Bank (Chairman), Deutsch, Hass, Megna and Pruitt. The Board has determined that each member of the Compensation Committee is independent as defined in the NYSE listing standards. The Compensation Committee’s primary responsibilities, as set forth in its charter, are to:

•	review the compensation policies and practices of the Company and its subsidiaries, including incentive compensation plans and equity-based plans that are subject to Board approval;

•	review the recommendations of the Chief Executive Officer concerning the compensation of those officers of the Company and its subsidiaries reporting directly to the Chief Executive Officer and of any consultants, agents and other persons to the extent that determinations with respect to the compensation of such consultants, agents and other persons are expressly delegated to the Committee, and make determinations with respect thereto;

•	review a report from the Chief Executive Officer concerning the compensation of those officers of the Company and its subsidiaries with a title of Senior Vice President and more senior (other than those officers reporting directly to the Chief Executive Officer), and make such recommendations (if any) to the Chief Executive Officer with respect thereto as the Committee deems appropriate;

•	review and approve the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on such evaluation after consultation with each of the directors on the Board;

•	review and make recommendations relating to director compensation for discussion and approval by the Board;

•	review the recommendation of the Chief Executive Officer concerning the aggregate amount available for the annual incentive bonus program each year, and make a determination with respect thereto;

•	oversee the administration of the Company’s incentive-compensation plans and equity-based plans, and any other plans that provide for administration by the Compensation Committee, and shall have the power and authority assigned to it by such plans, including, subject to Board and shareholder approval as required, to recommend the adoption of such plans, to recommend the reservation of Common Shares for issuance thereunder, to amend and interpret such plans and the awards and agreements issued pursuant thereto, and to make awards to eligible persons under such plans and to determine the terms of such awards;

•	review and discuss with management the Company’s Compensation Discussion and Analysis, recommend whether the Compensation Discussion and Analysis should be included in the Company’s proxy statement, and produce an annual report to such effect for inclusion in the Company’s proxy statement; and

•	annually review and evaluate Compensation Committee performance and assess the adequacy of the Compensation Committee charter.

Compensation Process and Procedures.  The Compensation Committee charter provisions set forth above outline the scope of authority of the Compensation Committee. The Compensation Committee has the sole authority to set the Chief Executive Officer’s compensation. In determining any long-term incentive component of the Chief Executive Officer’s compensation, the Compensation Committee considers, among other things, the Company’s financial performance and shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and awards given to the Company’s Chief Executive Officer in past years.

With respect to compensation for the other executive officers of the Company, the Compensation Committee receives the recommendations of the Chief Executive Officer. In connection with his recommendations to the Compensation Committee, the Chief Executive Officer considers competitive compensation information and generally provides tally sheets for each of the executive officers to the Compensation Committee. The Compensation Committee also consults with the Chief Executive Officer regarding the form of compensation and benefits to be provided to the other executive officers. The Compensation Committee may request a report from its compensation consulting firm in support of such proposed compensation and may consider comparative competitive data prepared by its compensation consulting firm or the Company’s human resources department. Until October 2007, compensation determinations for the executive officers were made by the Board, taking into account the Compensation Committee’s recommendations. At a meeting of the Board in October 2007, the charter of the Compensation Committee was amended to provide that the Compensation Committee itself shall make compensation decisions for the executive officers.

Changes in director compensation are made at the recommendation of the Compensation Committee with full discussion and approval by the Board. The Compensation Committee recommends director compensation that is appropriate for a corporation of the complexity and size of the Company. As part of a director’s total compensation and to create a direct linkage with the Company’s performance, the Board believes that a meaningful portion of a director’s compensation should be provided in, or otherwise based on, the long-term appreciation of Common Shares. The Chief Executive Officer is not involved in making decisions regarding director compensation.

Pursuant to its charter, the Compensation Committee may retain professional firms and outside experts to assist in the discharge of its duties. The Compensation Committee has the sole authority to retain, evaluate and replace the compensation consulting firm, including the sole authority to approve the firm’s fees and other retention terms. The Compensation Committee has retained Fredrick W. Cook & Co. (“FWC”), a professional compensation consulting firm, to assist in its evaluation of director and executive officer compensation. For example, in May 2007 FWC was retained to assist in the adoption of the Change in Control Severance Plan (the “CIC Plan”), providing guidance with respect to the scope of the CIC Plan, the payment levels under the CIC Plan and the terms of the CIC Plan. In addition, in 2006 and at other times since the Company’s inception, FWC has provided competitive compensation data. The Compensation Committee selects the peer group of companies used by the compensation consulting firm and reviews with the compensation consulting firm the methodology employed by the compensation consulting firm in its reports to the Compensation Committee. The Compensation Committee approves the compensation consulting firm’s fees on an annual basis. Management does not currently retain its own compensation consulting firm, but may chose to do so in the future.

Governance Committee

The Governance Committee presently consists of Messrs. Carmichael (Chairman), Baldwin, Bank and Megna. The Board has determined that each member of the Governance Committee is independent as defined in the NYSE listing standards. The Governance Committee’s primary responsibilities, as set forth in its charter, are to:

•	develop a Board that is diverse in nature and provides management with experienced and seasoned advisors with an appropriate mix of skills in fields related to the current or future business directions of the Company and seek qualified candidates for Chief Executive Officer with the necessary skills and experience to contribute to the achievement of the business objectives of the Company;

•	identify, interview and screen individuals qualified to become members of the Board and committees thereof, and to become the Chief Executive Officer, for recommendation to the Board;

•	develop and recommend to the Board a set of corporate governance guidelines applicable to the Company addressing, among other matters determined by the Committee to be appropriate, director qualifications and responsibilities, director orientation and continuing education, management succession and the annual performance evaluation of the Board;

•	regularly review issues and developments relating to corporate governance and recommend to the Board proposed changes to the corporate governance guidelines from time to time as the Committee determines to be appropriate;

•	evaluate at least annually the overall effectiveness of the Board and the Company’s senior management, coordinate the annual evaluations of the committees of the Board and make recommendations to the Board with respect thereto as appropriate, provided that any determinations or recommendations relating to compensation are reserved for the Compensation Committee;

•	review at least annually all committees of the Board and recommend to the Board changes, as appropriate, in the composition, responsibilities, charters and structure of the committees;

•	recommend that the Board establish such special committees as may be necessary or appropriate to address ethical, legal or other matters that may arise; and

•	annually review and evaluate Governance Committee performance and assess the adequacy of the Governance Committee charter and report the results thereof to the Board.

Director Nomination Process.  The Governance Committee is responsible for identifying and recommending to the Board qualified candidates for nomination to the Board. The Governance Committee believes that members of the Board should have the highest professional and personal ethics and values, consistent with the Company’s ethics and values. Directors should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all their duties as a director of the Company. Each director must represent the interests of all shareholders. The Governance Committee will consider recommendations from shareholders as to candidates to be nominated for election to the Board and will evaluate these shareholder recommendations using the same criteria described above. Any such recommendations should include the candidate’s name and qualifications for Board membership and should be submitted in writing to the Governance Committee in care of the Secretary of the Company at the Company’s principal executive offices.

The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or for other reasons. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee will consider various candidates for director. Candidates may come to the attention of the Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee, and may be considered at any point during the year. In evaluating candidates, the Governance Committee will seek to assure that specific talents, skills and other characteristics that are needed to promote the Board’s effectiveness are possessed by an appropriate combination of directors.

Executive Committee

The Executive Committee presently consists of Messrs. Newman (Chairman), Deutsch and Price. Following the Annual Meeting, Mr. Baldwin will replace Mr. Newman as the Chairman of the Executive Committee. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session (i) upon a written determination of the Chairman of the Board that it is impracticable to convene a meeting of the Board to exercise such powers, (ii) only as specifically delegated to the Executive Committee by the Board in writing, and (iii) subject to additional limitations set forth in its charter or as may from time to time be established by resolution of the Board.

Meetings and Attendance

During 2007, the Board met seven times, the Audit Committee met four times, the Compensation Committee met four times, the Governance Committee met three times and the Executive Committee met once. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served that were held in 2007 except Mr. Newman, who attended all Board meetings but did not attend the one meeting of the Executive Committee that was held in 2007.

Board members are encouraged to attend the Company’s Annual General Meetings of Shareholders. All directors attended the Company’s 2007 Annual General Meeting of Shareholders held on April 25, 2007 in Bermuda.

Corporate Governance Guidelines and Code of Conduct

The Company has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. Copies of these documents are available at the Company’s website at www.platinumre.com and may be found under the “Investor Relations” section by selecting “Corporate Governance.” Copies of these documents may also be obtained, without charge, upon written request to the Secretary of the Company at the Company’s principal executive offices.

Executive Sessions

In accordance with the Company’s Corporate Governance Guidelines, separate executive sessions of non-management directors and independent directors are held after each Board meeting. Mr. Carmichael, as Chairman of the Governance Committee, presides at such sessions.

Compensation Committee Interlocks and Insider Participation

Messrs. Bank, Deutsch, Hass, Megna and Pruitt currently serve on the Compensation Committee of the Board. Each member of the Compensation Committee is an independent director and no member of the Compensation Committee was, during 2007, an officer or an employee of the Company or is a former officer of the Company. Additionally, no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during the 2007 fiscal year.

Communications with the Board

Interested parties may communicate with the Board, anonymously if they wish, by sending a written note or memo to the General Counsel, Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda. Communications that are intended specifically for non-management directors or independent directors should be sent to the above address to the attention of the Chairman of the Governance Committee (as the independent director who presides at meetings of such directors), in care of the General Counsel. The General Counsel will ensure that all such communications remain confidential and are delivered to the appropriate Board member or members.

DIRECTOR COMPENSATION

The following information relates to compensation of each director who served on the Board in 2007, other than Mr. Price whose compensation as President and Chief Executive Officer of the Company is reflected in the Summary Compensation Table below.

Director Compensation for Fiscal Year ending December 31, 2007

	Fees Earned or	Stock	Option	All Other
	Paid in Cash(1)	Awards(2)	Awards(3)	Compensation(4)	Total
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(g)	(h)

Jonathan F. Bank	75,312	115,332	—	451	191,095
H. Furlong Baldwin	67,500	107,519	—	451	175,470
Dan R. Carmichael	65,000	105,019	—	451	170,470
Robert V. Deutsch	70,000	110,019	76,083	451	256,553
A. John Hass	47,188	74,708	—	—	121,896
Edmund R. Megna	45,000	72,521	—	—	117,521
Steven H. Newman	137,500	137,500	—	460,626	735,626
Peter T. Pruitt	65,938	105,956	—	451	172,345

(1)	These amounts represent the cash portion of director fees earned with respect to 2007, except for Messrs. Bank, Baldwin and Carmichael, for whom these amounts represent the portion of director fees that each elected to receive in share units rather than in cash.

(2)	The amounts shown in the Stock Awards column represent the approximate amount we recognized for financial statement reporting purposes in 2007 for share unit awards granted to the directors in 2007 and prior years, in accordance with Statement of Financial Accounting Standards No. 123R “Share-Based Payment” (“SFAS 123R”), excluding the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. These amounts do not reflect the amount of compensation actually received by the directors during the fiscal year. These amounts represent: (i) the dollar amount of the 2007 compensation cost of the share unit portion of director fees paid pursuant to the Share Unit Plan for Nonemployee Directors, and (ii) the dollar amount of the 2007 compensation cost of the annual share unit awards made under the 2006 Share Incentive Plan, which amount was $40,019 for each of Messrs. Bank, Baldwin, Carmichael, Deutsch and Pruitt and $27,521 for each of Messrs. Hass and Megna. The grant date fair value of each of the annual share unit awards computed in accordance with SFAS 123R was $40,000. The grant date fair value of the share unit portion of 2007 director fees computed in accordance with SFAS 123R was as follows: Mr. Bank: $75,313; Mr. Baldwin: $67,500; Mr. Carmichael: $65,000; Mr. Deutsch: $70,000; Mr. Hass: $47,188; Mr. Megna: $45,000; Mr. Newman: $137,500; and Mr. Pruitt: $65,937. The number of Common Shares underlying outstanding stock awards held by each of the Company’s directors as of December 31, 2007 is as follows: Mr. Bank: 17,228; Mr. Baldwin: 10,919; Mr. Carmichael: 15,919; Mr. Deutsch: 5,812; Mr. Hass: 2,062; Mr. Megna: 1,973; Mr. Newman: 15,566; and Mr. Pruitt: 9,476. The assumptions made in the valuation of these stock awards are discussed in Note 9 to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 (the “2007 Form 10-K”).

(3)	The amounts shown in the Option Awards column represent the approximate amount we recognized for financial statement reporting purposes in 2007 for option awards granted to the directors in 2007 and prior years, in accordance with SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. These amounts do not reflect the amount of compensation actually received by the directors during the fiscal year. The amount for Mr. Deutsch represents the dollar amount of the 2007 compensation cost of an option to purchase 25,000 Common Shares with an exercise price of $27.40 per Common Share received by Mr. Deutsch upon his election to the Board at the 2005 Annual General Meeting of Shareholders held on April 26, 2005, which option has a ten-year term and is exercisable in three equal annual installments beginning on April 26, 2006. The number of Common

Shares underlying outstanding options held by each of the Company’s directors as of December 31, 2007 is as follows: Mr. Bank: 40,000; Mr. Baldwin: 40,000; Mr. Carmichael: 40,000; Mr. Deutsch: 25,000; Mr. Hass: 0; Mr. Megna: 0; Mr. Newman: 975,000; and Mr. Pruitt: 40,000. The assumptions made in the valuation of these option awards are discussed in Note 9 to the Company’s consolidated financial statements contained in the 2007 Form 10-K.

(4)	The amounts for each of Messrs. Bank, Baldwin, Carmichael, Deutsch and Pruitt represent the dollar value of dividends paid on the share unit portion of director fees that were not factored into the grant date fair value computation. The amount for Mr. Newman represents: (i) Platinum US consulting fees in the amount of $270,000; (ii) an allowance for office, secretarial and administration services in the amount of $75,000; (iii) the non-business use of the Company’s participation in a corporate jet rental program for 15.5 hours at a cost to the Company of $107,455; (iv) airline club dues in the amount of $1,050; and (v) personal travel expenses for Mr. Newman’s spouse in the amount of $7,121.

Nonemployee Director Compensation Policy

Currently, each nonemployee director (other than Mr. Newman) receives an annual retainer of $75,000. In connection with his appointment to the position of Chairman of the Board following the Annual Meeting, Mr. Carmichael’s annual retainer will be increased to $150,000. In addition, the Chairman of the Audit Committee receives $20,000 per year, and each member of that committee receives $10,000 per year. The Chairmen of the Compensation and Governance Committees each receive $15,000 per year, and each member of the Compensation, Governance and Executive Committees who is not an employee of the Company (other than Mr. Newman) receives $7,500 per year. Each nonemployee director (other than Mr. Newman) also receives $2,500 for attendance at each meeting of the Board and of any committee of which he is a member.

Pursuant to the Share Unit Plan for Nonemployee Directors (the “Share Unit Plan”), 50% of all fees earned by a director who is not an employee of the Company or any of its affiliates (including retainer fees, meeting fees and committee fees) during each calendar quarter are mandatorily converted into that number of share units equal to the number of Common Shares which could have been purchased with such fees, based upon the closing price of the Common Shares on the last day of the calendar quarter. In addition to the 50% mandatory conversion, each nonemployee director may elect to have up to a total of 100% of his fees converted into share units, provided the election is made before the start of the calendar year in which the fees are earned. As reflected in the table above, for 2007 Messrs. Bank, Baldwin and Carmichael elected to have 100% of their fees converted into share units and the other nonemployee directors elected the standard 50% mandatory conversion of fees into share units. A nonemployee director receives a distribution under the Share Unit Plan in respect of his share units upon the expiration of five calendar years following the year in which he was credited with such share units or upon termination of his service on the Board, if earlier, each such share unit valued at the closing price of one Common Share on the date of such expiration or termination. Any dividends paid on the Common Shares during the five-year holding period are credited to the directors as dividend equivalent rights that accumulate as cash. Each distribution under the Share Unit Plan is made, in the discretion of the Board, either in cash or Common Shares or a combination thereof. In January 2008, each of Messrs. Newman, Baldwin, Bank, Carmichael and Pruitt received a distribution of Common Shares and cash dividends with respect to share units credited to them as fees for 2002. The Share Unit Plan provides that a total of 150,000 Common Shares may be issued thereunder.

Each nonemployee director (other than Mr. Newman) who is elected at an Annual General Meeting of Shareholders, receives on such date share units under the 2006 Share Incentive Plan equal to the number of Common Shares that could have been purchased with $40,000, based upon the closing price of the Common Shares on the business day immediately preceding the date of such grant. Each of the nonemployee directors (other than Mr. Newman) received 1,195 share units on the date of the Company’s 2007 Annual General Meeting of Shareholders. These share units will convert on a one-to-one basis into Common Shares on the date of the Annual Meeting provided that the director continues to serve on the Board through the date of conversion. Any dividends paid on the Common Shares during the vesting period are credited to the directors as dividend equivalent rights that accumulate as cash. The dividend equivalent rights are subject to the same vesting requirements as the share units.

Agreements with Steven H. Newman

On October 27, 2005, the Company entered into a letter agreement with Mr. Newman, pursuant to which Mr. Newman serves as Chairman of the Board (the “Chairman Agreement”). As described below, the Chairman Agreement will terminate on April 23, 2008. The Chairman Agreement provides that Mr. Newman, as Chairman of the Board, shall be entitled to receive an annual fee of $275,000 payable in equal quarterly installments and that the Company shall indemnify Mr. Newman and make permitted advances to him, to the fullest extent permitted by law, if he is made or threatened to be made a party to a proceeding by reason of his being or having been a director of the Company or any of its subsidiaries or affiliates or his having served any other enterprise as a director at the request of the Company. Mr. Newman is also entitled to benefit from any directors and officers insurance coverage maintained by the Company for the benefit of its directors and officers to the same extent as the officers and other directors of the Company so benefit.

On October 27, 2005, Platinum US entered into a consulting agreement with Mr. Newman and SHN Enterprises, Inc. (“SHN”), a company established by Mr. Newman, the sole shareholder of which is Mr. Newman (the “Old Consulting Agreement”). As described below, the Old Consulting Agreement will terminate on April 23, 2008. Pursuant to the Old Consulting Agreement, SHN is engaged as a consultant on a part-time basis to Platinum US and performs services as are reasonably requested by Platinum US, including assisting with the development of the reinsurance business of Platinum US. Unless otherwise agreed to by Platinum US, services to be performed by SHN under the Old Consulting Agreement will be provided by Mr. Newman. The Old Consulting Agreement provides SHN with a consulting fee at the annual rate of $270,000 and an allowance for office, secretarial and administrative services at the annual rate of $75,000. The Old Consulting Agreement also provides SHN with twenty hours per year of non-business use of a corporate jet chartered or leased by Platinum US or the Company. Any unused hours may be carried forward to any successive year of the term of the Old Consulting Agreement and also may be used following any termination of the Old Consulting Agreement.

On March 3, 2008, the Company and Platinum US entered into a letter agreement (the “Letter Agreement”) with Mr. Newman and SHN. The Letter Agreement provides that effective as of the Annual Meeting: (i) Mr. Newman will retire from the Board; (ii) the Chairman Agreement will be terminated; and (iii) the Old Consulting Agreement will be terminated. Pursuant to the Letter Agreement, Platinum US and SHN entered into a new consulting agreement, dated March 3, 2008 (the “New Consulting Agreement”), which provides that SHN will be engaged as a consultant to Platinum US for the two-year period commencing April 23, 2008, and will perform services as are reasonably requested by the President of Platinum US, for a consulting fee at the annual rate of $500,000. Unless otherwise agreed by Platinum US, the services to be performed by SHN under the New Consulting Agreement will be performed by Mr. Newman. SHN and Mr. Newman agreed that they will not acquire any interest in, or become employed or otherwise involved in, any entity which is primarily engaged in the reinsurance business during the term of the New Consulting Agreement. The New Consulting Agreement provides that it may be terminated by Platinum US for cause or by SHN upon five days’ written notice to Platinum US. In addition, pursuant to the Letter Agreement, the Company and Mr. Newman will enter into a nonqualified share option agreement on the date of the Annual Meeting, which provides for the grant to Mr. Newman of an option to purchase 500,000 Common Shares of the Company, which option will be fully vested and exercisable for a two-year period, at an exercise price equal to the fair market value of the Common Shares on the date of the Annual Meeting. The Letter Agreement also contains provisions relating to non-solicitation of employees, non-solicitation of proxies, confidentiality, cooperation and communication on the part of Mr. Newman, and a mutual non-disparagement provision, and provides for mutual releases.

TRANSACTIONS WITH RELATED PERSONS

Steven H. Newman, the Chairman of the Board, is party to the Old Consulting Agreement with Platinum US and SHN, a company established by Mr. Newman, the sole shareholder of which is Mr. Newman, the Letter Agreement with the Company, Platinum US and SHN and the New Consulting Agreement with Platinum US and SHN. The Old Consulting Agreement, the Letter Agreement and the New Consulting Agreement are described immediately above.

Our Code of Business Conduct and Ethics, which is in writing and which was recommended by the Audit Committee and approved by the Board, provides that our employees (including our directors and agents) must avoid any interest that conflicts or appears to conflict with the interests of the Company. A conflict of interest exists if actions by any employee are, or could reasonably appear to be, influenced directly or indirectly by personal considerations, duties owed to persons or entities other than the Company, or by actual or potential personal benefit or gain. Although the Code of Business Conduct and Ethics states that it is not possible to describe every conceivable conflict of interest, they include an employee engaging in business with family members, having a financial interest in, or borrowing from, another company with which the Company does business, taking a second job, managing his or her own business and serving as a director of another entity.

Any time that an employee believes that a conflict of interest may exist, the conflict must be reported to and approved by that employee’s compliance officer and, if approved, must be specifically documented. A conflict of interest that involves an officer who is a Senior Vice President or more senior or its equivalent, including all of our named executive officers, must be approved by the Board.

The Code of Business Conduct and Ethics provides that non-employee directors may not have significant financial interests in or be affiliates of an entity with which the Company does business or proposes to do business unless the director:

(i) discloses any such relationship promptly after the director becomes aware of it,

(ii) removes himself or herself from any activity of the Board that directly impacts the relationship between the Company and any such entity with respect to which the director has a significant financial interest or is an affiliate, and

(iii) obtains prior approval of the Board for any transaction of which the director is aware between the Company and any such entity that is not in the ordinary course of the Company’s business; transactions in the ordinary course shall be disclosed by the director to the Board as soon as practicable.

Further, our Corporate Governance Guidelines, which are in writing and which were recommended by the Governance Committee and approved by the Board, provide that, except as authorized by the Board, no director shall have a direct economic relationship with the Company (other than fees for services as a member of the Board or any committee thereof). Pursuant to the Corporate Governance Guidelines, the Board reviewed and approved the Old Consulting Agreement among Platinum US, Mr. Newman and SHN, the Letter Agreement with the Company, Platinum US and SHN and the New Consulting Agreement with Platinum US and SHN described above.

SHARE OWNERSHIP GUIDELINES

The Company has adopted share ownership guidelines intended to align the interests of the Company’s nonemployee directors, Chief Executive Officer and executive officers reporting directly to the Chief Executive Officer, with shareholders by requiring such persons to retain a portion of Common Shares of the Company received as compensation. Under the guidelines, the level of required share ownership for nonemployee directors is 10,000 Common Shares and the level of required share ownership for executive officers ranges from a minimum of 30,000 Common Shares to a maximum of 100,000 Common Shares for the Chief Executive Officer. The Board may adjust the levels from time to time. Until the nonemployee directors, the Chief Executive Officer and the other executive officers meet their ownership requirements, they must retain Common Shares with a fair market value on the date of exercise or vesting equal to at least 75%, 75% and 50%, respectively, of the after-tax gain from the exercise of options or the after-tax value upon the vesting of restricted shares and the vesting of share units. Common Shares owned outright, including Common Shares held in street name accounts, jointly with a spouse, or in a trust for the benefit of the executive officer, are counted toward fulfilling the share ownership requirement. Common Shares that are subject to unexercised share options, unvested restricted shares and unvested share units are not counted toward fulfilling this requirement. Of our nonemployee directors, each of Mr. Deutsch and Mr. Newman has achieved their required share ownership level. During 2007, Michael D. Price, our Chief Executive Officer, achieved his required share ownership level.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Set forth below is biographical and other information regarding the Company’s executive officers, including their principal occupations during the past five years.

Michael D. Price Age: 41 President and Chief Executive Officer	Mr. Price has been President and Chief Executive Officer of the Company since October 2005 and was Chief Operating Officer of the Company from August 2005 until October 2005. Prior thereto, he was President of Platinum US.
James A. Krantz Age: 47 Executive Vice President and Chief Financial Officer	Mr. Krantz has been Executive Vice President and Chief Financial Officer of the Company since June 2007. He served as Senior Vice President and Chief Accounting Officer of the Company from August 2006 to May 2007. Mr. Krantz was Senior Vice President, Chief Financial Officer and Treasurer of Platinum US from March 2003 until August 2006. Prior thereto, Mr. Krantz was Vice President — Finance of Underwriters Reinsurance Company (“URC”), a reinsurance company, and Vice President and Chief Financial Officer of various insurance company subsidiaries of URC.
Kenneth A. Kurtzman Age: 40 Executive Vice President and Chief Risk Officer of Platinum Administrative Services, Inc.	Mr. Kurtzman has been Executive Vice President and Chief Risk Officer of Platinum Administrative Services, Inc. since March 2006. Prior thereto, Mr. Kurtzman was head of Casualty Underwriting at Swiss Re Underwriters Agency, Inc., a reinsurance broker division of Swiss Reinsurance Company, from July 2004 until March 2006. Prior thereto, Mr. Kurtzman was head of group-wide Property and Casualty Risk Management at Swiss Reinsurance Company.
Michael E. Lombardozzi Age: 46 Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	Mr. Lombardozzi has been Executive Vice President and General Counsel of the Company since September 2002 and Chief Administrative Officer of the Company since August 2005. Mr. Lombardozzi has also served as the Company’s Secretary since November 2002.
H. Elizabeth Mitchell Age: 46 President and Chief Executive Officer of Platinum US	Ms. Mitchell has been President of Platinum US since August 2005 and Chief Executive Officer of Platinum US since November 2007. Ms. Mitchell was Executive Vice President of Platinum US from November 2002 until August 2005 and Chief Operating Officer of Platinum US from September 2003 until August 2005.
Robert S. Porter Age: 43 Chief Executive Officer of Platinum Bermuda	Mr. Porter has been Chief Executive Officer of Platinum Bermuda since March 2006. Mr. Porter was Chief Executive Officer of Platinum Re (UK) Limited from June 2003 until March 2006. Prior thereto, Mr. Porter was a Senior Vice President of Platinum US.
Neal J. Schmidt Age: 51 Executive Vice President and Chief Actuary of Platinum Administrative Services, Inc.	Mr. Schmidt has been Executive Vice President and Chief Actuary of Platinum Administrative Services, Inc. since January 2005 and was Executive Vice President and Chief Actuary of Platinum US from November 2002 until December 2004.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Compensation Program

Our business goal is to achieve attractive long-term returns for our shareholders, while establishing the Company as a disciplined risk manager and market leader in selected classes of property and casualty reinsurance. We pursue this goal through a number of strategies:

•	We operate as a multi-class reinsurer, offering a broad range of reinsurance coverages to our ceding company clients. In support of this strategy, our business plan contemplates a mix of property and casualty underwriting. We believe that this approach enables us to more effectively serve our clients, diversify our risk and leverage our capital. Although our property reinsurance business can be very profitable in periods when there are few catastrophic events, it is also subject to large losses if catastrophes are frequent or severe. Our casualty reinsurance business is typically less volatile, providing steadier earnings from year to year and moderating the volatility of our property business. However, there tends to be a greater time lag between the occurrence, reporting and payment of casualty reinsurance claims, requiring a longer term perspective on the part of our management for this aspect of our business.

•	We seek to operate from a position of financial strength. In support of this strategy, our business plan contemplates maintaining a financial strength rating of “A” (Excellent) from A.M. Best. Financial strength ratings are used by ceding companies as an important means of assessing the quality of reinsurers. Our capital base has been maintained at a level that supports an “A” (Excellent) rating. We believe our rating, which indicates A.M. Best’s opinion that we have an excellent ability to meet our ongoing obligations to ceding company clients, allows us to compete for a broader array of business.

•	We exercise disciplined underwriting and risk management, emphasizing profitability rather than premium volume or market share. The property and casualty reinsurance business historically has been a cyclical industry, characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable pricing. Our strategy of emphasizing profitability requires us to focus on business that meets our risk selection and pricing criteria, rather than writing business simply to meet production levels.

Our executive compensation program provides for compensation to our executive officers, including Messrs. Price, Krantz, Lombardozzi and Porter and Ms. Mitchell, and formerly Joseph F. Fisher, our Chief Financial Officer until June 2007, who comprise our named executive officers for purposes of this proxy statement. Except where noted, references to our named executive officers throughout this Compensation Discussion and Analysis refer only to our current named executive officers and exclude Mr. Fisher. A discussion of separation and other payments made to Mr. Fisher in connection with his termination is included below under “Elements of Compensation — Severance Arrangements.”

The principal elements of our executive compensation program are base salary, annual incentive awards under the Amended and Restated Annual Incentive Plan (the “Annual Incentive Plan”), long-term incentive awards under the 2006 Share Incentive Plan and long-term incentive awards under the Amended and Restated Executive Incentive Plan (the “Executive Incentive Plan”), each comprising roughly a quarter of the target compensation package. Our executive compensation program is designed to motivate our named executive officers to achieve both short-term and long-term financial results consistent with the strategies supporting our business goal. Accordingly, our program is significantly weighted towards performance-based compensation, and provides the named executive officers with an opportunity to ultimately earn total annual compensation equal to three to four times their base salaries if financial targets are met, and, for the Chief Executive Officer, over five times his base salary for superior financial results.

The principal financial performance measures that we use in our compensation program are our return on common shareholders’ equity and the Company’s share price. The focus on share price provides a direct link to our business goal of achieving attractive long-term returns for our shareholders. In addition, we believe that sustained returns on equity contribute to share appreciation over time. Both our Annual Incentive Plan and our Executive Incentive Plan, which comprise roughly half of the compensation package for our named executive officers, employ return on equity as the measure of corporate performance. All of our long-term incentive awards and typically a portion of the Annual Incentive Plan awards, which together typically comprise more than half of the compensation package for our named executive officers, are settled in Common Shares. These measures are described in more detail below under “Performance Measures.”

Our compensation program is also designed to retain highly qualified personnel. We promote the retention of our named executive officers by offering a level of compensation that we believe is competitive in the reinsurance industry and delayed vesting of the long-term incentive awards. These features are described below under “Retention.”

Performance Measures

Return on Equity

Both our Annual Incentive Plan and our Executive Incentive Plan employ return on equity as the measure of financial performance. We believe return on equity, which takes into account both our net income and capital used to produce that net income, is an important measure of our profitability. Since premium volume and market share are not objectives of our business plan, none of our compensation programs utilizes revenue as a measure of corporate performance. With respect to the Annual Incentive Plan, at the beginning of a plan year, the Compensation Committee may, in its discretion, select net income, return on equity, another measure of the Company’s performance, or a combination of these performance criteria as the measure of financial performance.

For each of the Annual Incentive Plan and the Executive Incentive Plan, return on equity is determined by dividing our net income or loss attributable to holders of our Common Shares by shareholders’ equity, less the par value and capital attributable to the preferred shares. In February 2007 the Board, upon the recommendation of the Compensation Committee, amended the definition of return on equity in each plan to provide for the calculation to be done on an annual basis, based on shareholders’ equity at the beginning of the year. Thus, for the Annual Incentive Plan there is one calculation for the year, and for the Executive Incentive Plan, one calculation will be done for each of the three years in a performance cycle, which amounts will then be added together and divided by three. Prior to this action by the Board, the calculation of return on equity was on a quarterly basis in both plans, which would have inadvertently resulted in a compounding of shareholders’ equity over the year.

In February 2007 the Board, upon the recommendation of the Compensation Committee, determined that in order for participants to receive payouts at target levels for awards made under our Annual Incentive Plan in respect of 2007 and under our Executive Incentive Plan for the 2007-2009 performance cycle, the Company would have to achieve a return on equity of at least 12%. We believe that such returns over the long term would be attractive to investors.

The bonus pool under the Annual Incentive Plan in respect of 2007 funds at 100% of the sum of all participants’ target bonuses at a target return on equity for 2007 of 12% to 15%, with a range of funding from 50% of such sum (for return on equity of 4%) to 200% of such sum (for return on equity of 20% or more). The amounts below and above the target are determined through straight-line interpolation. The bonus pool available to our named executive officers does not fund if return on equity is below 4%. The long-term incentive awards made under the Executive Incentive Plan in 2007 for the 2007-2009 performance cycle provide for a payout at 100% if the Company achieves an average return on equity for the three-year period of 12%, with a range of payout from 0% (for return on equity of less than 6%) to 200% (for a return on equity of 18% or more), determined through straight-line interpolation.

In February 2008, the Compensation Committee determined that the same performance measures, targets and payout levels will apply for awards made under our Annual Incentive Plan in respect of 2008 and under our Executive Incentive Plan for the 2008-2010 performance cycle.

Share Price

Share price is a significant performance-based element of our compensation program. In addition, our compensation program is designed to result in the accumulation of Common Shares by our named executive officers in order to align their interests with our other shareholders. Change in share price directly impacts the value of equity-based compensation. All of the long-term equity incentives granted under our 2006 Share Incentive Plan and our Executive Incentive Plan are settled in Common Shares and, as described below, awards made under our Annual Incentive Plan may be settled in part in Common Shares. In addition to settling a significant portion of our incentives in the form of Common Shares, we encourage our named executive officers to attain a meaningful level of ownership of our Common Shares through share ownership guidelines. We believe the combination of share-based compensation and share ownership guidelines motivates our named executive officers to focus on increasing the market value of our Common Shares.

Our Annual Incentive Plan provides that the payment of annual bonuses may be made in cash, share units that convert on a one-to-one basis into Common Shares or a combination of cash and share units, in the discretion of the Compensation Committee. We typically pay a portion of the annual bonuses to our named executive officers in share units if the named executive officer has not yet attained his or her target ownership level under our share ownership guidelines. If a named executive officer has attained his or her target ownership level, we pay the entire annual bonus in cash. The number of share units is determined by dividing the dollar amount of the portion of the bonus to be paid in share units by the fair market value of the Common Shares on the date of determination of the bonus.

We grant long-term equity incentives under our 2006 Share Incentive Plan in the form of restricted shares, share units that convert into Common Shares and options to purchase Common Shares.

Our Executive Incentive Plan provides for awards of share units that are settled after a three-year performance cycle in cash, Common Shares or a combination of cash and Common Shares, in the discretion of the Compensation Committee. The number of share units is determined by dividing the dollar amount of the award by the fair market value of the Common Shares on the date of grant. The Compensation Committee has determined that any settlement of awards of share units under our Executive Incentive Plan will be made entirely in Common Shares.

We encourage our named executive officers to accumulate and thereafter maintain specified levels of share ownership. Those specified levels are 100,000 Common Shares for Mr. Price, 50,000 Common Shares for Mr. Lombardozzi, and 30,000 Common Shares for each of the other named executive officers. These amounts were determined based on compensation levels. The share ownership levels of 100,000, 50,000 and 30,000 Common Shares would represent an investment in the Company of about $3.4 million, $1.7 million and $1.0 million, respectively, based on the closing price of $33.93 per Common Share on March 3, 2008.

Until the share ownership guidelines are met, our named executive officers are expected to retain Common Shares with a fair market value on the date of exercise or vesting equal to at least 50% of the after-tax value upon the vesting of restricted shares and share units or the after-tax gain from the exercise of options. Once the level of specified share ownership is attained, the named executive officer is expected to maintain that level until termination of employment unless the Chairman of the Compensation Committee waives compliance with the specified share ownership level. During 2007, Mr. Price attained his required share ownership level. The Company prohibits executive officers and directors from hedging the economic risk of their share ownership.

These share ownership guidelines are designed to promote a long-term focus on enhancing shareholder value by our named executive officers. We believe that the levels of share ownership specified above provide a meaningful alignment of the interests of our named executive officers with the interests of our shareholders, which furthers our goal to provide attractive long-term returns for our shareholders. The Board may adjust the share ownership guidelines from time to time as it deems appropriate.

Retention

We seek to employ senior executives having substantial experience and expertise in their fields, and who will maintain a high level of commitment to our business goal. The retention of such executives is an important objective of our compensation program, particularly in light of the significant number of publicly and privately financed start-ups in the reinsurance industry in the wake of large hurricane losses in 2005 and the associated competition for talented reinsurance professionals, especially in Bermuda. Our retention strategies are discussed below.

Competitive Market Practices

With the assistance of its compensation consultant and our human resources department, the Compensation Committee considers several factors, including competitive compensation practices and trends and market demand for talent, to assess the effectiveness and competitiveness of our compensation structure. The Compensation Committee evaluates base salary and incentive compensation awards for named executive officers using the latest available market data compiled by its compensation consultant or our human resources department. This market data is derived from other publicly traded companies in the reinsurance industry with which we compete for business and talent. This group of companies can vary depending on changes in market dynamics and the extent to which the particular companies have executive officer positions that compare to ours.

We consider compensation information for a group of ten public companies with significant operations in Bermuda. Although none of the ten companies fit our profile exactly, they share similar characteristics such as location, public nature and certain elements of their business. Each company has reinsurance as at least a substantial component of its business. Those companies are Arch Capital Group Ltd., Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Everest Re Group, Ltd., Max Capital Group Ltd., Montpelier Re Holdings Ltd., Odyssey Re Holdings Corp., PartnerRe Ltd., RenaissanceRe Holdings Ltd. and Transatlantic Holdings, Inc. The Compensation Committee’s compensation consultant compiled compensation information for the five highest paid executive officers at each of those companies for 2004 (which was the latest information available at the time of the February 2006 Compensation Committee meeting at which 2006 compensation was considered), and used that information to derive various levels of compensation, against which we compared the base salaries, annual incentives and long-term incentives of our named executive officers for 2006. In 2007, our human resources department conducted similar comparisons using this group of peer companies with respect to the form of payment of annual incentives and the form of our long-term incentive awards. The results of these exercises are discussed below under “Elements of Compensation.” In February 2008, the Compensation Committee asked the Company’s management to engage a compensation consulting firm to assess the competitiveness of the compensation, including the base salaries, of our named executive officers. Any adjustments to compensation made as a result of this assessment are anticipated to be retroactive to March 1, 2008.

Delayed Vesting of Long-Term Incentives

Awards granted under our 2006 Share Incentive Plan have been in the form of restricted shares, share units that convert on a one-to-one basis into Common Shares and options to purchase Common Shares. All of these awards vest over a period of time. For example, annual awards under our 2006 Share Incentive Plan have been made half in share units, which vest in equal installments on the third and fourth anniversaries of the date of grant, and half in options, which become exercisable in equal annual installments on the first four anniversaries of the date of grant, in each case generally conditioned on the continued employment of the recipient on each installment date.

Awards granted under our Executive Incentive Plan in 2007 are settled after completion of a three-year performance cycle. In general, settlement is conditioned upon the continued employment of the participant and the return on equity achieved throughout the three-year performance cycle.

The vesting of awards under the 2006 Share Incentive Plan and the Executive Incentive Plan may be accelerated under limited circumstances as discussed below under “Acceleration Events.”

Change in Control Severance Plan

In May 2007, our Compensation Committee adopted the CIC Plan, which provides severance benefits to certain of our employees, including the named executive officers, in the event of a termination of employment by the Company without cause or by the employee for good reason during the two-year period following a change in control. The purpose of the CIC Plan is to secure the continued services, dedication and objectivity of our employees in the event of any threat or occurrence of a change in control without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created by any such actual or threatened change in control.

In determining whether to adopt the CIC Plan and the benefits available to our named executive officers under the CIC Plan, the Compensation Committee reviewed estimates of the total cost of the CIC Plan to the Company and considered the recommendations of FWC regarding the CIC Plan with respect to the scope of participation, the provision for excise tax gross-ups for any “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, and restrictive covenants applicable to participants. By adopting the CIC Plan, we have increased the severance multiples for our named executive officers to levels in line with those typically provided to senior executives in change in control situations. The addition of the CIC Plan, when combined with our other retention strategies, further strengthens our ability to retain our senior executive officers in the event of a change in control. The severance benefits provided for under the CIC Plan are described in more detail under “Elements of Compensation — Acceleration Events,” “Elements of Compensation — Severance Arrangements” and “Potential Payments Upon Termination or Change in Control” below.

Elements of Compensation

The principal elements of executive compensation are base salary, annual incentive awards under the Annual Incentive Plan, long-term incentive awards under the 2006 Share Incentive Plan and long-term incentive awards under the Executive Incentive Plan. These elements, as well as perquisites and other compensation, are reviewed by the Compensation Committee on an annual basis at a meeting generally held in February of each year, and may be reviewed at other times if the Board or Compensation Committee determines a review is necessary and appropriate. Pursuant to the charter of the Compensation Committee, the Compensation Committee determines the Chief Executive Officer’s compensation after consultation with each of the directors on the Board, and reviews the recommendations of the Chief Executive Officer concerning the compensation of the other named executive officers and makes determinations with respect thereto. The elements of compensation are discussed below.

Base Salary

The Compensation Committee annually reviews and determines the base salary of the Chief Executive Officer and reviews and makes determinations with respect to the base salaries of the other named executive officers based on the recommendations of the Chief Executive Officer. Base salaries are generally adjusted to reflect promotions, increases in responsibilities and competitive considerations. Otherwise, we do not generally make annual increases in the base salaries of our named executive officers, preferring instead to focus on the performance-related elements of our compensation program. The only named executive officer who received an increase in base salary in 2007 was Mr. Krantz, whose base salary was increased to $365,000 due to his promotion to Chief Financial Officer of the Company.

Awards granted to our named executive officers under each of the Annual Incentive Plan, the 2006 Share Incentive Plan and the Executive Incentive Plan, as discussed below, are based on a specified percentage of base salary, and thus any adjustments in base salary would generally result in corresponding adjustments in the value of future awards under those plans.

Annual Incentive Plan

Our Annual Incentive Plan is structured to reward our named executive officers based on short-term corporate performance, subject to adjustment in the discretion of the Compensation Committee based on individual performance. The Compensation Committee established return on equity as the corporate performance measure under the Annual Incentive Plan for the years 2007 and 2008.

The Annual Incentive Plan provides for the determination of an aggregate bonus pool in respect of the prior year equal to the sum of all participants’ target bonuses, which is a percentage of the participants’ base salaries, multiplied by the performance bonus multiplier that applies based on return on equity for the year. In February 2007, the Compensation Committee determined that the 2007 target bonus for Mr. Price would be 200% of his base salary earned in 2007 and that the 2007 target bonus for each of Messrs. Lombardozzi, Porter and Fisher and Ms. Mitchell would be 100% of his or her base salary earned in 2007. The Compensation Committee also determined a 2007 target bonus for Mr. Krantz in February 2007. In May 2007, in connection with his appointment to the position of Chief Financial Officer of the Company, the Compensation Committee determined that the 2007 target bonus for Mr. Krantz would be increased to 75% of his base salary earned in 2007. Mr. Krantz’s increased target bonus level was determined based on his increased duties and responsibilities as the Company’s Chief Financial Officer. The Compensation Committee also determined that the performance bonus multiplier for 2007 would be 100% if return on equity was between 12% and 15%. The performance bonus multiplier would be 0% if return on equity was below 4%, 50% to 100% if return on equity was between 4% and 12%, and 100% to 200% if return on equity was between 15% and 20% or more, in each case determined through straight-line interpolation. For 2007, return on equity was in excess of 20%, and thus the performance bonus multiplier for the year was 200%. In February 2008, the Compensation Committee determined that the 2008 target bonuses for Mr. Price would be 200% of his base salary earned in 2008, that the 2008 target bonus for each of Mr. Lombardozzi, Mr. Porter and Ms. Mitchell would be 100% of his or her base salary earned in 2008, and that the 2008 target bonus for Mr. Krantz would be 75% of his base salary earned in 2008 and that the range for the performance bonus multiplier in respect of 2008 would the same as the range for 2007.

The actual annual incentives payable to our named executive officers out of the bonus pool are determined in the discretion of the Compensation Committee and reflect the individual performance of the named executive officers. The Compensation Committee approved individual objectives for the Chief Executive Officer for 2007 which included repatriating at least $100 million of capital from our United Kingdom subsidiary, maintaining our current A.M. Best and Standard & Poor’s (“S&P”) ratings, continuing personal on-site meetings with investors on a quarterly basis, continuing the fostering of teamwork in the executive group by conducting at least two executive management meetings outside the United States, developing a plan for any excess capital developed in 2007, staying abreast of developments in applicable tax law and adapting accordingly, and identifying internal succession candidates for the Chief Executive Officer and each of his direct reports. In February 2008, the Compensation Committee determined that Mr. Price substantially met these individual objectives. Mr. Price’s annual incentive for 2007 was determined to be $2,500,000, which equals 200% of his earned base salary of $750,000, multiplied by a performance bonus multiplier of approximately 167%, which is less than the Company’s performance bonus multiplier of 200% for 2007, to encourage Mr. Price to place a higher priority on Board relations and to facilitate better communications among the Board members and management regarding the Company’s strategic direction. The Compensation Committee also approved individual objectives for the Chief Executive Officer for 2008 at its February 2008 meeting. The Chief Executive Officer’s individual objectives for 2008 include developing a succession plan and reporting the plan to the Board, maintaining our current A.M. Best and S&P ratings, continuing personal on-site meetings with investors, continuing the fostering of teamwork in the executive group by conducting at least two executive management meetings outside the United States, and managing any excess capital that may develop in 2008.

The Chief Executive Officer made a recommendation to the Compensation Committee that Mr. Krantz receive an annual incentive for 2007 equal to 75% of his earned base salary in 2007 multiplied by the performance bonus multiplier of 200%, and that each of Mr. Lombardozzi, Mr. Porter and Ms. Mitchell receive an annual incentive for 2007 of 100% of his or her earned base salary in 2007 multiplied by the performance bonus multiplier of 200%. The Chief Executive Officer’s recommendation was based on the financial performance of the Company and reflects his assessment of the named executive officer’s individual performance. In February 2008, the Compensation Committee determined to accept the Chief Executive

Officer’s recommendation. The actual amounts of the annual incentives received by the named executive officers in respect of 2007 were paid in the first quarter of 2008. Mr. Fisher was not eligible to receive an annual bonus under the Annual Incentive Plan in respect of 2007 because he was no longer employed by us at the time the annual bonuses were paid. A discussion of separation and other payments made to Mr. Fisher in connection with his termination is included below under “Severance Arrangements — Separation and other Payments to Former Chief Financial Officer.”

As noted above, we typically pay the annual bonuses earned by our named executive officers under the Annual Incentive Plan in a combination of cash and share units that convert on a one-to-one basis into Common Shares, or in all cash if a named executive officer has achieved his or her required share ownership level. Prior to 2007, our policy was generally to pay 50% of the annual bonus payable to Mr. Price and Mr. Lombardozzi, and 25% of the target annual bonus plus 50% of any amount of the annual bonus in excess of target payable to each of the other named executive officers, in the form of share units that converted on a one-to-one basis into Common Shares and vested six months after the date of payment, provided that the named executive officer remained in our employ on that date. In October 2007, the Compensation Committee determined that, for annual bonuses in respect of 2007 and future years, named executive officers who have achieved their required level of share ownership under our share ownership guidelines will receive 100% of their annual bonus in cash and named executive officers who have not achieved their required share ownership level will be paid 50% of the annual bonus in cash and 50% in the form of share units that vest immediately rather than six months after the payment date. Share units with respect to 2007 and future years convert into Common Shares 30 days after the award date, regardless of employment status at that time. Mr. Price’s annual bonus in respect of 2007 was paid entirely in cash because he had achieved his required share ownership level and the annual bonus in respect of 2007 for each of the other named executive officers was paid 50% in cash and 50% in fully-vested share units.

At the inception of the Annual Incentive Plan, annual bonus awards were made partially in share units in order to increase retention of senior employees and increase the actual share ownership of senior employees to align their interests with those of our shareholders. However, external market conditions and internal conditions have changed since the inception of the Annual Incentive Plan and, while the six month vesting period may have provided a short-term retention benefit, we believe that the change in the form of payment of the annual bonus payable under the Annual Incentive Plan is warranted for a number of reasons: the change will increase the competitiveness of our compensation structure in that it will better align our compensation with our peer companies, most of which pay annual bonuses entirely in cash; the share ownership of our named executive officers has increased as equity awards have vested; and we have implemented other significant means of increasing the share ownership of our named executive officers, such as annual grants of long-term share-based incentive awards under our Executive Incentive Plan and 2006 Share Incentive Plan.

Retention Bonus Plan

In March 2007, our Board authorized the adoption of a Retention Bonus Plan, effective April 27, 2007, in order to ensure our employees’ continued dedication and efforts, to help retain qualified employees and to maintain a stable work environment. The Company made cash bonus awards pursuant to the Retention Bonus Plan to all employees with a title of Senior Vice President and below. Mr. Krantz, who had not yet been promoted to his current position of Executive Vice President and Chief Financial Officer at the time of these awards, received a cash award of $150,000 under the Retention Bonus Plan, which is payable in a single lump-sum payment on March 31, 2008, subject to certain conditions.

Long-Term Incentives

2006 Share Incentive Plan.  The 2006 Share Incentive Plan, which replaced a predecessor plan and was approved by shareholders at our 2006 Annual General Meeting of Shareholders, provides that the Compensation Committee has authority to grant equity awards in the form of restricted shares, share units, options to purchase Common Shares and share appreciation rights. These equity awards, which vest over time, focus our named executive officers on improving our share price over the long term and provide a significant retention incentive.

In connection with our commencement of operations in 2002, substantial awards of options were granted to the named executive officers who were then in our employ under a predecessor to the 2006 Share Incentive Plan. Larger equity awards covering more than one year have also been made in the form of restricted shares and/or options in connection with entering into a new or amended employment agreement. The amount of these larger equity awards is generally determined by multiplying the named executive officer’s base salary by the number of years in the initial term of employment under the new or amended employment agreement and then applying a discount factor to offset the benefit of receiving a multi-year award at the beginning of the employment term.

In connection with entering into a five-year employment agreement in 2004, Mr. Price received an award of 98,531 restricted shares which vest in equal installments on each of the first five anniversaries of the date of grant. This award had a value of $2.75 million as of the date of grant. In light of this award, no equity awards under the 2006 Share Incentive Plan or the predecessor plan were made to Mr. Price in 2005, 2006, 2007 or 2008.

In connection with entering into a three-year employment agreement and an increase in his responsibilities to include serving as Chief Administrative Officer in 2005, Mr. Lombardozzi received an equity award valued at approximately $1.05 million as of the date of grant. This award was made half in the form of 18,428 restricted shares that vest in equal annual installments on each of the first three anniversaries of the date of grant and half in the form of options to purchase 69,105 Common Shares at an exercise price of $28.49 per Common Share which become exercisable in equal annual installments on the first three anniversaries of the date of grant. This number of options to purchase Common Shares was determined based on a Black-Scholes calculation that valued each restricted share at approximately 3.75 times one share option. In light of these awards, no equity award under the 2006 Share Incentive Plan was made to Mr. Lombardozzi in 2006.

In connection with entering into a three-year employment agreement and his promotion to Chief Executive Officer of our Bermuda operating subsidiary in February 2006, Mr. Porter received an equity award valued at approximately $950,000 as of the date of grant. This award was made half in the form of 15,534 restricted shares that vest in equal annual installments on the first three anniversaries of the date of grant and half in the form of options to purchase 58,253 Common Shares (based on the Black-Scholes calculation described above) at an exercise price of $30.58 per Common Share which become exercisable in equal annual installments on the first three anniversaries on the date of grant.

In 2005, we began a program of granting annual equity awards to our named executive officers with a value of up to approximately 100% of base salary for those years not covered by the larger equity awards described above. In 2007, we also made additional equity awards to Mr. Lombardozzi, Ms. Mitchell and Mr. Porter in lieu of awarding them cash bonuses pursuant to the Retention Bonus Plan and to Mr. Krantz in connection with his promotion to Chief Financial Officer. The annual equity awards are, and the additional 2007 awards were, made with half of the value in the form of share units and half of the value in the form of options. We believe that this allocation provides an incentive balanced between preserving the Company’s share price for that portion of the award with embedded value (share units) and increasing the share price in order to realize any value (options). The embedded value of share units also provides a more significant incentive to remain with the Company during the vesting period. Ordinarily, these annual equity awards are made at the Compensation Committee’s February meeting. However, the 2007 awards were granted at a Compensation Committee meeting held in May 2007 in order to comply with the Company’s equity award policy, more fully described below, which specifies that equity awards may only be made during “open window” periods for securities trading. The February 2007 Compensation Committee meeting did not occur during an open window period.

In general, the share units convert on a one-to-one basis into Common Shares in equal installments on the third and fourth anniversaries of the date of grant, and the options become exercisable in equal annual installments on the first four anniversaries of the date of grant, based on the continued employment of the recipient on each installment date. Because of the delay in granting the awards for 2007, the share units granted for 2007 convert on a one-to-one basis into Common Shares in equal installments on February 21, 2010 and 2011, and the options become exercisable in four equal annual installments beginning on

February 21, 2008. Any dividends paid on the Common Shares during the vesting period are credited to the named executive officers as dividend equivalent rights that accumulate as cash. These dividend equivalent rights are subject to the same vesting requirements as the share units.

In May 2007, Mr. Lombardozzi received an equity award valued at approximately $1,000,000, half in the form of 14,516 share units and half in the form of options to purchase 59,524 Common Shares (based on a Black-Scholes calculation that valued each option at approximately $8.40 per share) at an exercise price of $34.34 per Common Share. This award represents the equity award made to Mr. Lombardozzi in lieu of his receipt of a cash award under the Retention Bonus Plan. In February 2008, Mr. Lombardozzi received an equity award valued at approximately $467,500, half in the form of 6,892 share units and half in the form of options to purchase 32,065 Common Shares (based on a Black-Scholes calculation that valued each option at approximately $7.29 per share) at an exercise price of $33.92 per Common Share. This award represents the standard annual equity award made to Mr. Lombardozzi for 2008.

In May 2007, Ms. Mitchell received an equity award valued at approximately $1,317,500, half in the form of 19,184 share units and half in the form of options to purchase 78,423 Common Shares (based on the Black-Scholes calculation for the May 2007 awards described above) at an exercise price of $34.34 per Common Share. This award represents both the standard annual equity award to Ms. Mitchell and the equity award made to Ms. Mitchell in lieu of her receipt of a cash award under the Retention Bonus Plan. In February 2008, Ms. Mitchell received an equity award valued at approximately $425,000, half in the form of 6,265 share units and half in the form of options to purchase 29,150 Common Shares (based on the Black-Scholes calculation for the February 2008 awards described above) at an exercise price of $33.92 per Common Share. This award represents the standard annual equity award made to Ms. Mitchell for 2008.

In May 2007, Mr. Porter received an equity award valued at approximately $850,000, half in the form of 12,377 share units and half in the form of options to purchase 50,596 Common Shares (based on the Black-Scholes calculation for the May 2007 awards described above) at an exercise price of $34.34 per Common Share. This award represents the equity award made to Mr. Porter in lieu of his receipt of a cash award under the Retention Bonus Plan. In February 2008, Mr. Porter received an equity award valued at approximately $425,000, half in the form of 6,265 share units and half in the form of options to purchase 29,150 Common Shares (based on the Black-Scholes calculation for the February 2008 awards described above) at an exercise price of $33.92 per Common Share. This award represents the standard annual equity award made to Mr. Porter for 2008.

In May 2007, Mr. Krantz received an annual equity award valued at approximately $500,000, half in the form of 7,281 share units and half in the form of options to purchase 29,762 Common Shares (based on the Black-Scholes calculation for the May 2007 awards described above) at an exercise price of $34.34 per Common Share. This award was made in connection with his appointment to the position of Chief Financial Officer. In February 2008, Mr. Krantz received an equity award valued at approximately $273,750, half in the form of 4,036 share units and half in the form of options to purchase 18,776 Common Shares (based on the Black-Scholes calculation for the February 2008 awards described above) at an exercise price of $33.92 per Common Share. This award represents the standard annual equity award made to Mr. Krantz for 2008.

Equity Award Policy.  The 2006 Share Incentive Plan provides that equity awards may be granted by the Compensation Committee, by an officer of the Company pursuant to delegation of authority by the Compensation Committee and, for grants to nonemployee directors, by the Board. In order to provide uniformity among awards, and to establish certainty with respect to certain award terms, in October 2006 the Compensation Committee adopted an equity award policy that applies to all awards made under the 2006 Share Incentive Plan to nonemployee directors (other than formula grants, the timing of which is predetermined), executive officers and other employees. This policy is also used for equity awards made pursuant to our Annual Incentive Plan and Executive Incentive Plan.

The equity award policy provides that, in general, awards shall be granted to eligible persons once per year, at a meeting of the Compensation Committee (or, in the case of awards to nonemployee directors, the Board) held around the time of the public release of the Company’s year-end financial results in February. Awards may also be granted at other times if the Compensation Committee or the Board determines necessary under certain circumstances, such as for new hires and promotions, provided that the date of grant and fair market value of any such awards shall be determined in accordance with the equity award policy, as described below.

The equity award policy provides that each award shall have a date of grant and fair market value that are determined in a consistent manner. The date of grant of each award shall be at least two business days but no more than ten business days after our quarterly or annual release of earnings next succeeding the date on which the award is made, and the fair market value, for purposes of determining the initial value of an award, including the exercise price of an award of options, is determined using the closing sales price of our Common Shares on the trading day immediately preceding the date of grant. Further, the policy provides that the date of grant of all awards shall fall within the Company’s “open window” periods for securities trading. This is designed to ensure that the value of each award, which is based on the market price of our Common Shares, is determined at a time when there is no material non-public information relating to the Company and when our most recent financial results have been released to the public, with the opportunity for those results to be disseminated to the market over at least one full business day and reflected in the market price of our Common Shares. We believe that this removes any concern that material non-public information could be a factor in the timing and consequent valuation of equity awards.

The equity award policy also documents the Compensation Committee’s delegation of authority to make awards. This delegation authorizes the Chief Executive Officer of the Company to grant awards to employees or prospective employees of the Company with the title of Vice President or below, provided that the maximum number of Common Shares that may be so granted in any calendar year shall not exceed 10,000 Common Shares to any one individual or 50,000 Common Shares to all such individuals. For purposes of these limitations, each Common Share that may be issued pursuant to an award of options shall be deemed to be one Common Share, and each Common Share that may be issued pursuant to an award of restricted shares or share units shall be deemed to be 2.67 Common Shares. The policy provides that the Chief Executive Officer may grant awards at any time that he determines to be necessary under the circumstances, provided that the date of grant and fair market value of any such awards shall be determined as described above.

The equity award policy provides that once a date of grant has been specified for an award, it may not be changed. Also, promptly following the date of grant of an award, an award agreement, which shall identify the date of grant and the fair market value, the vesting and the term, and any other relevant terms and conditions of the award, shall be prepared and signed by the Company and the recipient. These provisions are designed to avoid any ambiguity regarding the terms of an award.

Executive Incentive Plan.  Our compensation program includes as an important element a long-term incentive for our named executive officers which measures performance over a three-year period. Our Executive Incentive Plan focuses our executive officers on profitability over a longer term than our Annual Incentive Plan, which is oriented toward single-year results. We believe that a portion of the compensation earned by our executive officers should be based upon the multi-year financial impact of their decisions. A longer term view is important for the success of our casualty business where, due to the greater time lag between the occurrence, reporting and payment of claims (as compared with property damage claims), results are not known for several years. We also believe that the Executive Incentive Plan provides a significant benefit in the retention of named executive officers over time. Average return on common shareholders’ equity is the performance measure under the Executive Incentive Plan for each performance cycle.

The Executive Incentive Plan provides for awards of share units, determined by dividing the dollar amount of the award by the fair market value of the Common Shares on the date of grant. After the completion of the three-year performance cycle and determination of the average return on equity, the number of share units will be multiplied by the performance percentage that applies based on that average return on equity for the cycle. In May 2007, for the 2007-2009 performance cycle, the Compensation Committee granted an award of share units to Mr. Price with a value approximately equal to 110% of his base salary and awards of share units to Messrs. Lombardozzi, Porter and Krantz and Ms. Mitchell with a value approximately equal to 82.5% of their base salaries. The percentage for Mr. Price was higher than the percentage for the other named executive officers because the Compensation Committee wanted to deliver a relatively higher percentage of Mr. Price’s compensation as a long-term performance-based award. The value of the awards on the grant date was higher than the target values of 100% of base salary for Mr. Price and 75% of base salary for the other named executive officers in order to reflect the increase in the Company’s share price from February 21, 2007 (when the awards were originally scheduled to be made) to May 30, 2007 (the actual grant date). As described above under “2006 Share Incentive Plan,” annual awards under the Executive Incentive Plan are ordinarily made in February of each year, but were delayed in 2007 in order to comply with our equity award policy. The Compensation Committee also determined that the share units will be multiplied by a performance percentage of 0% for average return on equity of less than 6% and 1% to 200% for average return on equity of between 6% and 18% or more, determined through straight-line interpolation.

In February 2008, for the 2008-2010 performance cycle, the Compensation Committee granted an award of share units to Mr. Price with a value approximately equal to 100% of his 2008 base salary and awards of share units to Messrs. Lombardozzi, Porter and Krantz and Ms. Mitchell with a value approximately equal to 75% of their 2008 base salaries. Again, the percentage for Mr. Price was higher than the percentage for the other named executive officers because the Compensation Committee wanted to deliver a relatively higher percentage of Mr. Price’s compensation as a long-term performance-based award. The Compensation Committee also determined that the share units will be multiplied by a performance percentage of 0% for average return on equity of less than 6% and 1% to 200% for average return on equity of between 6% and 18% or more, determined through straight-line interpolation.

Although the Executive Incentive Plan provides that share units may be settled in cash, Common Shares or a combination of cash and Common Shares, we intend to settle the share units in Common Shares, by converting the share units into Common Shares on a one-to-one basis. In general, settlement is conditioned upon the continued employment of the participant at the time of settlement. The share units under the Executive Incentive Plan do not carry dividend equivalent rights.

Perquisites

Almost all of the perquisites that we pay to our named executive officers relate to the fact that our headquarters and one of our significant operating subsidiaries are located in Bermuda. All of our named executive officers except for Ms. Mitchell, who is the President and Chief Executive Officer of Platinum US, work in Bermuda and have relocated there from the United States or the United Kingdom. This relocation involved establishing a home in Bermuda. We follow the practice of many Bermuda companies of providing allowances to executives who have relocated to Bermuda.

The principal perquisites for the named executive officers who have relocated to Bermuda consist of housing and automobile allowances. The amounts paid in respect of these allowances are driven primarily by market conditions in Bermuda and the income taxes that may be assessed on such allowances. These named executive officers received payments to cover relocation expenses when they moved to Bermuda. We also pay the membership fees associated with a club membership in Bermuda, which fees did not exceed $6,600 for any named executive officer in 2007. Finally, the employment agreements of certain of our named executive officers provide for our payment of the costs of airfare for a specified number of visits by them and their families to the United States.

Other Items Comprising All Other Compensation

In addition to the elements of compensation discussed above, we make employer contributions to the Company’s various qualified and non-qualified defined contribution savings and profit-sharing plans totaling 10% of base salary for each of our employees, including our named executive officers. We do not have a defined benefit pension plan or any supplemental retirement benefits.

Acceleration Events

As discussed above under “Retention,” our long-term incentives are subject to delayed vesting coupled with forfeiture for certain departures prior to vesting. These awards are also subject to accelerated vesting or payment under certain circumstances as discussed below.

Annual equity awards made to our named executive officers under the 2006 Share Incentive Plan are in the form of share units and options. Ordinarily, the share units convert on a one-to-one basis into Common Shares and vest in equal installments on the third and fourth anniversaries of the date of grant, and the options become exercisable in equal annual installments on the first four anniversaries of the date of grant, based on the continued employment of the named executive officer on each installment date. In the event of the death or disability of the named executive officer or upon a change in control of the Company, the share units would automatically vest and convert on a one-to-one basis into Common Shares and the options would vest and become fully exercisable.

Larger equity awards have been made to certain of our Bermuda-based named executive officers under the 2006 Share Incentive Plan or our predecessor plan in connection with entering into new employment agreements, as described above under “2006 Share Incentive Plan.” These awards have been in the form of restricted shares and options which vest or become exercisable over a period of years. As is the case with annual equity awards under the 2006 Share Incentive Plan, the restricted shares would vest and the options would vest and become fully exercisable in the event of the death or disability of the named executive officer or upon a change in control of the Company.

Pursuant to the employment agreements that the Company negotiated with Messrs. Price, Lombardozzi and Porter, the restricted shares and options granted under the 2006 Share Incentive Plan and our predecessor plan in connection with entering into those employment agreements would vest and become fully exercisable in the event that their employment is terminated without cause by the Company or for good reason by the executive.

Our Executive Incentive Plan provides for the award of share units at the beginning of a three-year performance cycle. Ordinarily, the share units are settled in Common Shares after completion of the cycle. However, under certain circumstances a named executive officer would be entitled to a prorated settlement of Common Shares in respect of his or her share units prior to completion of the cycle. In the event of the death or disability of the named executive officer, his or her retirement with the consent of the Compensation Committee, the termination of employment without cause or for good reason, or a change in control of the Company (provided that the named executive officer continues to be employed by the Company at the time of the change in control), the named executive officer would be entitled to receive a settlement of Common Shares on a pro rata basis, based upon the period of service prior to the event and the performance of the Company as of the end of the fiscal quarter following a termination of employment or prior to a change in control. Our view is that this portion of the award will have been earned at the time of termination, and the named executive officer’s termination will have been involuntary or with the consent of the Company.

Pursuant to the CIC Plan, in the event of a termination of a named executive officer’s employment by the Company without cause or by the named executive officer for good reason during the two-year period following a change in control, all share options, restricted shares or other equity incentives held by a participant, that have not previously vested (other than equity incentives awarded under our Executive Incentive Plan, which vest in accordance with their terms) will vest, and all share options will remain exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier). Other severance benefits provided for under the CIC Plan are more fully described under “Severance Arrangements” and “Potential Payments Upon Termination or Change in Control” below.

For purposes of these acceleration events, in general “cause” means the willful failure to perform duties, conviction of a felony, fraud or dishonesty, or, in certain cases, the willful engagement in illegal conduct or gross misconduct which is injurious to the Company or the sale of Common Shares other than as permitted by the Company; “good reason” means reduction of base salary or target bonus, reduction in the scope of duties or responsibilities or change in location of employment, or, in certain cases, an adverse change in titles or offices with the Company, a material reduction in housing allowance, value of incentive compensation and welfare and fringe benefits or paid vacation benefits, or a material and substantial increase in required business travel; and “change in control” means an acquisition of at least 50% of the Common Shares by an individual or group other than any such acquisition directly from the Company, a change in the composition of a majority of the Board during any two-year period without the approval of at least two-thirds of the directors who were in office at the beginning of the period or who subsequently received such two-thirds approval, or certain mergers or consolidations involving the Company.

Except as discussed below under “Severance Arrangements” and “Potential Payments Upon Termination or Change in Control,” the named executive officers are not entitled to any other post-termination payments or benefits in the event of a change in control or retirement.

Severance Arrangements

Change in Control Severance Plan.  The severance benefits to which each of the named executive officers is entitled under the CIC Plan in the event of a termination of employment by the Company without cause or by the employee for good reason during the two-year period following a change in control include a severance payment equal to the sum of one year’s base salary in the last twelve months plus target bonus for the year of termination then multiplied by a severance multiple of 200%; continued health care, disability and life insurance coverage for the executive and his or her dependents for two years; and reasonable relocation expenses to return to his or her home country. Any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits. These severance benefits are more fully described under “Potential Payments Upon Termination or Change in Control” below.

Employment Agreements.  Each of our named executive officers has an employment agreement that provides for a lump sum cash payment equal to one year’s base salary and target bonus in the event that his or her employment is terminated by the Company without cause or by the executive for good reason. These provisions were included in the employment agreements in order to attract qualified professionals, and we believe that these provisions have continued utility for us in that the separation payment that is required to be made to each of our named executive officers is fixed in advance at a reasonable level, and it is payable only upon execution of a release by the named executive officer in favor of the Company. We also view the one-year period as a reasonable length of time for the named executive officer to secure employment in an equivalent executive position.

Separation and Related Payments to Former Chief Financial Officer.   Mr. Fisher resigned from his position as Executive Vice President and Chief Financial Officer of the Company effective June 1, 2007, and left the Company to pursue other interests at the expiration of his term of employment on July 6, 2007 (the “Separation Date”). In connection with his resignation, Mr. Fisher entered into a separation agreement with the Company dated June 1, 2007 (the “Separation Agreement”). The terms of the Separation Agreement are described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Payments and Benefits to Mr. Fisher Upon Separation.”

Other Considerations

Each year, tally sheets reflecting elements of the prior year and proposed compensation of each of our named executive officers are prepared and given to the Compensation Committee in connection with its February meeting at which the compensation of our named executive officers is considered. These tally sheets describe the elements of the named executive officer’s compensation, including base salary, annual incentives, long-term incentives, vesting of equity awards, perquisites and other benefits, as well as the total combined value of the elements.

No wealth accumulation analyses were utilized in connection with our 2007 compensation determinations because we have only been in operation since November 2002.

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limitation of $1 million per year on the U.S. corporate income tax deduction for compensation paid to our named executive officers that are employees of our U.S. operating subsidiary. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” Of our named executive officers, only Ms. Mitchell is employed by our U.S. operating subsidiary. The 2006 Share Incentive Plan was designed to meet the requirements for performance-based compensation, and our Section 162(m) Performance Incentive Plan, which was approved by shareholders at our 2003 Annual General

Meeting, was utilized for the grant to Ms. Mitchell in 2007 and 2008 of other incentive compensation under the Annual Incentive Plan and the Executive Incentive Plan in a manner that meets the requirements for performance-based compensation under Section 162(m). For 2007, the performance criteria for the Section 162(m) Performance Incentive Plan was the Company’s 2007 net income and the maximum bonus award to any officer with a title of Executive Vice President or above was 1% of net income, subject to reduction in the discretion of the Compensation Committee. In February 2008, the Compensation Committee determined that the same performance criteria and maximum bonus would apply for awards made pursuant to the Section 162(m) Performance Incentive Plan with respect to 2008. Platinum US has not paid any compensation that is not deductible by it under Section 162(m). Nevertheless, our Compensation Committee retains the flexibility under circumstances that it considers appropriate to pay compensation that may not be deductible by our U.S. based subsidiaries under Section 162(m).

Conclusion

Our compensation program provides our named executive officers with an opportunity to ultimately earn total annual compensation equal to three to four times their base salaries if financial targets are met, and, for our Chief Executive Officer, over five times his base salary for superior financial results. Taken together, the elements of the program are designed to achieve several goals. Base salary, which is paid throughout the year in cash, provides a current stream of income to our named executive officers. Our Annual Incentive Plan promotes the achievement of short-term financial results. All of the long-term incentives are settled in Common Shares to promote a focus on the preservation and appreciation of our share price over time. Finally, the Executive Incentive Plan promotes the achievement of long-term financial results over a multi-year period. Our compensation program is also designed to provide significant retention incentives by paying compensation that we believe is competitive in the industry and that vests over time. All of these elements work together, providing a balanced approach to achieving our business goal of attractive long-term returns for our shareholders, while establishing the Company as a disciplined risk manager and market leader in selected classes of property and casualty reinsurance.

Summary Compensation Table

The following sets forth information relating to compensation of the Chief Executive Officer and the Chief Financial Officers serving during the fiscal year ended December 31, 2007 and the three next most highly compensated executive officers of the Company for 2007 who were serving as executive officers at the end of the fiscal year ended December 31, 2007, collectively referred to in this proxy statement as the “named executive officers.”

					Non-Equity
			Stock	Option	Incentive Plan	All Other
Name and		Salary	Awards(1)	Awards(2)	Compensation	Compensation(3)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)

Michael D. Price	2007	750,000	1,716,790	—	2,500,000	611,483	5,578,273
President and Chief Executive Officer of the Company	2006	750,000	965,000	—	1,500,000	687,831	3,902,831

James A. Krantz	2007	337,917	450,944	74,226	253,438	394,140	1,510,665
Executive Vice President and Chief Financial Officer of the Company since June 2007
Michael E. Lombardozzi	2007	467,500	1,266,741	366,555	467,500	558,916	3,127,212
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of the Company	2006	467,500	419,012	502,674	935,000	568,039	2,892,225
Robert S. Porter	2007	425,000	1,076,079	304,933	425,000	497,977	2,728,989
Chief Executive Officer of Platinum Bermuda	2006	383,919	330,627	338,150	850,000	556,937	2,459,633
H. Elizabeth Mitchell	2007	425,000	1,083,114	227,785	425,000	42,500	2,203,399
President and Chief Executive Officer of Platinum US	2006	425,000	270,545	328,257	850,000	42,500	1,916,302
Joseph F. Fisher	2007	221,354	101,911	124,894	—	1,189,982	1,638,141
Executive Vice President and Chief Financial Officer of the Company through June 2007	2006	420,833	220,538	276,935	841,666	474,830	2,234,802

(1)	The amounts shown in the Stock Awards column represent the approximate amount we recognized for financial statement reporting purposes in the applicable fiscal year for share unit and restricted share awards granted to the named executive officers in such fiscal year and prior years, in accordance with SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. These amounts do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. Upon his termination of employment on July 6, 2007, Mr. Fisher forfeited 6,949 share units originally granted on February 28, 2006 which were not vested at the time of his termination. The assumptions made in the valuation of stock awards are discussed in Note 9 to the Company’s consolidated financial statements contained in the Company’s 2007 Form 10-K.

(2)	The amounts shown in the Option Awards column represent the approximate amount we recognized for financial statement reporting purposes in the applicable fiscal year for option awards granted to the named executive officers in such fiscal year and prior years, in accordance with SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. These amounts do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. Upon his termination of employment on July 6, 2007, Mr. Fisher forfeited 25,000 options originally granted on July 6, 2004 and 19,544 options originally granted on February 28, 2006 which were not vested at the time of his termination. The assumptions made in the valuation of option awards are discussed in Note 9 to the Company’s consolidated financial statements contained in the Company’s 2007 Form 10-K.

(3)	The amounts for 2007 include:

	Michael D.	James A.	Michael E.	Robert S.	H. Elizabeth	Joseph F.
	Price	Krantz	Lombardozzi	Porter	Mitchell	Fisher

Housing allowance	$480,000	$288,000	$480,000	$432,000	$—	$288,000
401(k) and non-qualified plan contributions	75,000	33,792	46,750	42,500	42,500	8,500
Separation payment	—	—	—	—	—	850,000
Relocation expenses	—	55,000	794	—	—	24,277
Personal financial, legal or tax advice fees	3,500	—	4,430	—	—	5,000
Automobile allowance	8,400	8,400	8,400	8,400	—	5,600
Dividends paid on stock awards	15,765	703	3,440	3,314	—	—
Home leave allowance	22,123	4,095	14,707	4,698	—	3,384
Club fees	6,300	4,150	—	6,600	—	4,200
Life insurance premiums	—	—	—	—	—	1,021
Disability insurance premiums	—	—	—	465	—	—
Credit card fees	395	—	395	—	—	—
All other compensation total	$611,483	$394,140	$558,916	$497,977	$42,500	$1,189,982

Grants of Plan-Based Awards in Fiscal Year Ended December 31, 2007

The following table shows the equity and non-equity awards granted to the named executive officers under our equity and non-equity incentive plans as well all other share and option awards during the fiscal year ended December 31, 2007.

									All Other	All Other			Grant
									Stock	Option			Date
									Awards:	Awards:	Exercise		Fair
						Estimated Future			Number of	Number of	or Base		Value of
			Estimated Possible Payouts Under			Payouts Under Equity			Shares of	Securities	Price of	Closing	Stock and
			Non-Equity Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	Option	Price on	Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Grant	Awards
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Date(5)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	($/Sh)	(l)

Michael D. Price	2/21/07	(1)	$750,000	$1,500,000	$3,000,000

	5/30/07	(2)				241	24,025	48,050					$825,019

James A. Krantz	2/21/07	(1)	$63,359	$126,719	$253,438	$63,359	$126,719	$253,438					$126,719

	5/30/07	(2)				88	8,769	17,538					$301,127

	5/30/07	(3)							7,281				$250,030

	5/30/07	(4)								29,762	$34.34	$34.43	$250,001

Michael E. Lombardozzi	2/21/07	(1)	$116,875	$233,750	$467,500	$116,875	$233,750	$467,500					$233,750

	5/30/07	(2)				113	11,232	22,464					$385,707

	5/30/07	(3)							14,561				$500,025

	5/30/07	(4)								59,524	$34.34	$34.43	$500,002

Robert S. Porter	2/21/07	(1)	$106,250	$212,500	$425,000	$106,250	$212,500	$425,000					$212,500

	5/30/07	(2)				103	10,210	20,420					$350,611

	5/30/07	(3)							12,377				$425,026

	5/30/07	(4)								50,596	$34.34	$34.43	$425,006

H. Elizabeth Mitchell	2/21/07	(1)	$106,250	$212,500	$425,000	$106,250	$212,500	$425,000					$212,500

	5/30/07	(2)				103	10,210	20,420					$350,611

	5/30/07	(3)							19,184				$658,779

	5/30/07	(4)								78,423	$34.34	$34.43	$658,753

Joseph F. Fisher	2/21/07	(1)	$106,250	$212,500	$425,000	$106,250	$212,500	$425,000					$212,500

(1)	Awards made pursuant to the Annual Incentive Plan in respect of 2007. The terms of the Annual Incentive Plan are described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Plan.” The threshold amounts were calculated assuming payout of the awards based on achievement of 4% return on equity for 2007, the minimum return on equity that would result in payment pursuant to the awards. The named executive officers would not have received any payments under these awards if return on equity were less than 4%. As these awards were paid on February 20, 2008, amounts reported in columns (f) — (h) represent estimated possible payouts; such payouts were made in share units based on the closing price of our Common Shares on the date of payout of $33.92 per share, and such share units were converted into Common Shares after 30 days. The actual amounts of the Annual Incentive Plan awards paid to our named executive officers are as reported in the Summary Compensation Table in column (e), Stock Awards, with respect to the expense related to the portion of the Annual Incentive Plan awards paid in share units and in column (g), Non-Equity Incentive Plan Compensation, with respect to the Non-Equity Incentive Plan portion of the Annual Incentive Plan awards paid in cash.

(2)	Awards made pursuant to the Executive Incentive Plan for the 2007-2009 performance cycle. The terms of the Executive Incentive Plan are described above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives — Executive Incentive Plan.” The threshold amounts were calculated assuming payout of the awards based on achievement of 6% average return on equity for the 2007-2009 performance cycle, the minimum return on equity that would result in payment pursuant to the awards. The named executive officers will not receive any payments under these awards if return on equity is less than 6%.

(3)	Information relates to share units granted to our named executive officers in 2007 under the 2006 Share Incentive Plan. All the share units vest according to the following schedule: 50% on February 21, 2010 and 50% on February 21, 2011.

(4)	Information relates to stock option grants made to our named executive officers in 2007 under the 2006 Share Incentive Plan. All options expire ten years from the grant date and vest in four equal annual installments beginning on February 21, 2008.

(5)	As described under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives — Equity Award Policy” above, the Company’s equity award policy provides that the fair market value, for purposes of determining the initial value of an award, including the exercise price of an award of options, is determined using the closing sales price of our Common Shares on the trading day immediately preceding the date of grant.

Employment Agreements and Arrangements with Named Executive Officers

The awards and other compensation items set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table are described in more detail above under “Executive Compensation — Compensation Discussion and Analysis” in this proxy statement. The material terms of our employment agreements and arrangements with each of our named executive officers are described below.

Michael D. Price

Mr. Price entered into an employment agreement dated August 4, 2004 with Platinum US and the Company, which was assigned to the Company upon Mr. Price’s appointment as President and Chief Executive Officer of the Company on October 27, 2005 and amended on February 21, 2007 (the “Price Agreement”). The term of Mr. Price’s employment under the Price Agreement commenced on August 1, 2004 and will end on the fifth anniversary of that date (which date will be automatically extended annually for an additional year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be extended). Pursuant to the Price Agreement, Mr. Price receives a base salary at the rate of $750,000 per year, and is eligible to receive an annual performance bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 200% of base salary and a range of 0% to 400% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Pursuant to the Price Agreement, in 2004 Mr. Price received a grant of 98,531 restricted shares under the terms of the predecessor plan to the 2006 Share Incentive Plan, which awards vest in equal annual installments on each of the first five anniversaries of the date of the Price Agreement, subject to Mr. Price’s continued employment with the Company on such vesting dates. The Price Agreement also provides that Mr. Price will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 100% of his base salary if the Company achieves certain performance objectives over a multi-year period. Mr. Price is required to accumulate 100,000 Common Shares in accordance with the Company’s share ownership guidelines. In addition, he receives reimbursement for air travel for four visits by him and his family to the United States and certain housing and automobile allowances to compensate for the costs of living in Bermuda.

James A. Krantz

Mr. Krantz entered into an employment agreement with the Company dated June 1, 2007 (the “Krantz Agreement”) in connection with his appointment as Executive Vice President and Chief Financial Officer of the Company. The term of Mr. Krantz’s employment under the Krantz Agreement commenced on June 1, 2007 and will end on the third anniversary of that date (which date will be automatically extended annually for an additional year, unless written notice is provided by one party to the other, at least thirty days prior to the end of the term, that the term shall not be extended). Pursuant to the Krantz Agreement, Mr. Krantz receives a base salary at the rate of $365,000 per year, and is eligible to receive an annual performance bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 75% of earned base salary and a range of 0% to 150% of earned base salary, depending upon the achievement of performance criteria established under the Annual Incentive Plan. The Krantz Agreement also provides that Mr. Krantz will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if the Company achieves certain performance objectives over a multi-year period. Mr. Krantz is required to accumulate 30,000 Common Shares of the Company in accordance with the Company’s share ownership guidelines. In addition, he receives certain housing and automobile allowances to compensate for the costs of living in Bermuda. In 2006, Mr. Krantz relocated to Bermuda in connection with his appointment as the Company’s Senior Vice President and Chief Accounting Officer. In connection with this appointment, Mr. Krantz was entitled to be reimbursed by the Company for $55,000 of costs and expenses incurred in connection with his relocation to Bermuda, which amount was paid in 2007.

Michael E. Lombardozzi

Mr. Lombardozzi entered into an agreement with the Company effective as of November 1, 2005 (the “Lombardozzi Agreement”). The term of Mr. Lombardozzi’s employment under the Lombardozzi Agreement commenced on November 1, 2005 and will end on the third anniversary of that date (which date will be automatically extended annually for an additional year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be extended). Pursuant to the Lombardozzi Agreement, Mr. Lombardozzi receives a base salary (currently at the rate of $467,500 per year), and is eligible to receive an annual performance bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Pursuant to the Lombardozzi Agreement, in 2005 Mr. Lombardozzi received a grant of 18,428 restricted shares under the terms of the predecessor plan to the 2006 Share Incentive Plan that vest in equal annual installments on each of the first three anniversaries of the date of grant, and an option to purchase 69,105 Common Shares at $28.49 per Common Share. The Lombardozzi Agreement also provides that Mr. Lombardozzi will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if the Company achieves certain performance objectives over a multi-year period. Mr. Lombardozzi is required to accumulate 50,000 Common Shares in accordance with the Company’s share ownership guidelines. Mr. Lombardozzi receives reimbursement for air travel for four visits for him and his family to the United States and certain housing and automobile allowances to compensate for the costs of living in Bermuda.

H.	Elizabeth Mitchell

Ms. Mitchell currently receives a base salary at the rate of $425,000 per year, and she is eligible to receive an annual performance bonus pursuant to the terms of the Annual Incentive Plan, with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Ms. Mitchell is a participant in the Executive Incentive Plan, with an expected target annual award opportunity of 75% of her base salary if the Company achieves certain performance objectives over a multi-year period. Ms. Mitchell is required to accumulate 30,000 Common Shares in accordance with the Company’s share ownership guidelines.

Robert S. Porter

Mr. Porter entered into an employment agreement dated February 26, 2006 with Platinum Bermuda (the “Porter Agreement”), pursuant to which he was appointed Chief Executive Officer of Platinum Bermuda. The term of Mr. Porter’s employment under the Porter Agreement commenced on March 1, 2006 and will end on the third anniversary of that date (which date will be automatically extended annually for an additional year, unless written notice is provided by one party to the other, at least ninety days prior to the end of the term, that the term shall not be extended). Mr. Porter’s base salary, currently at the rate of $425,000 per year, shall be reviewed annually by the Chairman of Platinum Bermuda, and Mr. Porter is eligible to receive an annual performance bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Pursuant to the Porter Agreement, Mr. Porter received a grant of 15,534 restricted shares and options to purchase 58,253 Common Shares at $30.58 per Common Share under the terms of the 2006 Share Incentive Plan, which awards vest or become exercisable in equal annual installments on each of the first three anniversaries of the date of grant. The Porter Agreement also provides that Mr. Porter will participate in the Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if the Company achieves certain performance objectives over a multi-year period. Mr. Porter is required to accumulate 30,000 Common Share in accordance with the Company’s share ownership guidelines. Mr. Porter receives certain housing and automobile allowances to compensate for the costs of living in Bermuda.

Joseph F. Fisher

Mr. Fisher entered into an employment agreement dated June 24, 2004 with the Company (the “Fisher Agreement”), pursuant to which he was appointed Executive Vice President and Chief Financial Officer. The term of Mr. Fisher’s employment under the Fisher Agreement commenced on July 6, 2004 and ended on July 6, 2007. Pursuant to the Fisher Agreement, Mr. Fisher received a base salary (which was increased from $400,000 to $425,000 per year effective as of March 1, 2006), and was eligible to receive an annual performance bonus pursuant to the terms of the Annual Incentive Plan with a target equal to 100% of base salary and a range of 0% to 200% of base salary, depending upon the achievement of performance objectives established under the Annual Incentive Plan. Pursuant to the Fisher Agreement, in 2004 Mr. Fisher received a one-time cash sign-on bonus of $50,000 and an option to purchase 100,000 Common Shares at $30.45 per Common Share. The Fisher Agreement also provided that Mr. Fisher would participate in the Executive Incentive Plan, with an expected target annual award opportunity of 75% of his base salary if the Company achieved certain performance objectives over a multi-year period. Mr. Fisher was required to accumulate 30,000 Common Shares in accordance with the Company’s share ownership guidelines. In addition, he received certain housing and automobile allowances to compensate for the costs of living in Bermuda.

As discussed above under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Severance Arrangements — Separation and Related Payments to Former Chief Financial Officer,” Mr. Fisher resigned from his position as Executive Vice President and Chief Financial Officer of the Company effective June 1, 2007 and entered into a Separation Agreement with the Company. The terms of the Separation Agreement are described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Payments and Benefits to Mr. Fisher Upon Separation.”

Outstanding Equity Awards at Fiscal Year-End 2007

The following table sets forth the information with respect to the named executive officers concerning the outstanding equity securities held as of December 31, 2007.

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
				Equity						Plan	Market
				Incentive						Awards:	or Payout
				Plan						Number of	Value of
				Awards:					Market	Unearned	Unearned
	Number of	Number of		Number of			Number of		Value of	Shares,	Shares,
	Securities	Securities		Securities			Shares or		Shares or	Units or	Units or
	Underlying	Underlying		Underlying			Units of		Units of	Other	Other
	Unexercised	Unexercised		Unexercised	Option		Stock That		Stock That	Rights	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	That Have	Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested (1)	Not Vested	Vested (1)
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)	(#)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)

Michael D. Price							39,412	(2)	$1,401,491
										20,347 (3)	$723,539
										49,052 (4)	$1,744,289
										48,050 (5)	$1,708,658
James A. Krantz	20,000	—			$22.75	03/02/2013
	2,439	2,440	(7)		$30.75	02/23/2015	1,301	(6)	$46,264
	1,658	4,972	(9)		$28.29	07/31/2016	1,768	(8)	$62,870
										17,538 (5)	$623,651
	—	29,762	(11)		$34.34	05/29/2017	7,281	(10)	$258,912
Michael E. Lombardozzi	150,000	—			$22.50	10/31/2012
										4,964 (3)	$176,520
	12,197	12,197	(7)		$30.75	02/23/2015	6,505	(6)	$231,318
	46,070	23,035	(13)		$28.49	10/31/2015	6,142	(12)	$218,410
										22,932 (4)	$815,462
	—	59,524	(11)		$34.34	05/29/2017	14,561	(10)	$517,789
										22,464 (5)	$798,820
Robert S. Porter	50,000	—			$22.50	10/31/2012
	50,000	—			$26.74	06/15/2013
	5,337	5,336	(7)		$30.75	02/23/2015	2,846	(6)	$101,204
	19,418	38,835	(15)		$30.58	02/27/2016	10,356	(14)	$368,259
										20,848 (4)	$741,355
	—	50,596	(11)		$34.34	05/29/2017	12,377	(10)	$440,126
										20,420 (5)	$726,135
H. Elizabeth Mitchell										4,518 (3)	$160,660
	12,197	12,197	(7)		$30.75	02/23/2015	6,505	(6)	$231,318
	6,515	19,544	(16)		$30.58	02/27/2016	6,949	(17)	$247,106
										20,848 (4)	$741,355
	—	78,423	(11)		$34.34	05/29/2017	19,184	(10)	$682,183
										20,420 (5)	$726,135
Joseph F. Fisher	—	—		—	—	—	—		—	—	—

(1)	Calculated by multiplying the number of shares or units by $35.56, the closing price of our Common Shares on December 31, 2007.

(2)	Unvested portion remaining from award of restricted shares originally vesting in five equal annual installments on August 1, 2005, 2006, 2007, 2008 and 2009.

(3)	Common Shares which vest on February 22, 2010, subject to satisfaction of performance criteria for the 2005-2009 performance cycle. Number and market value of such Common Shares are based on achieving the target performance goal of 13% average annual return on equity during the performance period.

(4)	Share units which vest on February 28, 2009, subject to satisfaction of performance criteria for the 2006-2008 performance cycle. Number and market value of such share units are based on achieving the maximum performance goal of at least 18% average annual return on equity during the performance period.

(5)	Share units which vest on February 21, 2010, subject to satisfaction of performance criteria for the 2007-2009 performance cycle. Number and market value of such share units are based on achieving the maximum performance goal of at least 18% average annual return on equity during the performance period.

(6)	Share units which vest in two equal annual installments on February 24, 2008 and 2009.

(7)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in four equal annual installments on February 24, 2006, 2007, 2008 and 2009.

(8)	Share units which vest in two equal annual installments on August 1, 2009 and August 1, 2010.

(9)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in four equal annual installments on August 1, 2007, 2008, 2009 and 2010.

(10)	Share units which vest in two equal annual installments on February 21, 2010 and 2011.

(11)	Options to acquire Common Shares originally vesting in four equal annual installments on February 21, 2008, 2009, 2010 and 2011.

(12)	Unvested portion remaining from award of restricted shares originally vesting in three equal annual installments on November 1, 2006, 2007 and 2008.

(13)	Unexercisable portion remaining from award of options to acquire Common Shares originally vesting in three equal annual installments on November 1, 2006, 2007 and 2008.

(14)	Unvested portion remaining from award of restricted shares originally vesting in three equal annual installments on February 28, 2007, 2008 and 2009.

(15)	Unexercisable portion remaining from award of options to acquire Common Shares which vest in three equal annual installments on February 28, 2007, 2008 and 2009.

(16)	Unexercisable portion remaining from award of options to acquire Common Shares which vest in four equal annual installments on February 28, 2007, 2008, 2009 and 2010.

(17)	Share units which vest in two equal annual installments on February 28, 2009 and 2010.

Option Exercises and Stock Vested for Fiscal Year-End 2007

The following table sets forth the information with respect to the named executive officers concerning option exercises and share units and restricted shares vested on an aggregated basis for the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized	Acquired on	Realized
	Exercise	on Exercise(1)	Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

Michael D. Price(3)	200,000	$2,482,843	19,706	$664,880
James A. Krantz(4)	—	—	1,098	$35,257
Michael E. Lombardozzi(5)	—	—	6,143	$215,005
Robert S. Porter(6)	—	—	5,178	$165,437
H. Elizabeth Mitchell(7)	75,000	$893,047	—	—
Joseph F. Fisher(8)	81,515	$344,589	10,549	$375,439

(1)	The value realized upon exercise is calculated by multiplying the number of Common Shares acquired on exercise by the difference between the closing price of our Common Shares on the date of exercise and the exercise price of the option.

(2)	The value realized on vesting is calculated by multiplying the number of Common Shares acquired on vesting by the closing price of our Common Shares on the vesting date or, with respect to Mr. Krantz, whose share units vested on a Saturday, the trading date immediately preceding the vesting date.

(3)	Mr. Price exercised 98,574 options on May 14, 2007 and 101,426 options on May 15, 2007. The options had an exercise price of $22.50 per share. The closing price of our Common Shares was $34.97 per share on May 14, 2007 and $34.86 per share on May 15, 2007. On August 1, 2007, Mr. Price acquired 19,706

Common Shares on vesting of the third of five equal annual installments of an award of 98,531 restricted shares originally granted to him on August 4, 2004. The closing price of our Common Shares on August 1, 2007 was $33.74 per share.

(4)	On February 24, 2007, Mr. Krantz acquired 1,098 Common Shares on vesting of an award of share units originally granted to him on February 24, 2005. The closing price of our Common Shares on February 23, 2007 (the trading date immediately preceding the vesting date) was $32.11 per share.

(5)	On November 1, 2007, Mr. Lombardozzi acquired 6,143 Common Shares on vesting of the second of three equal annual installments of an award of 18,428 restricted shares originally granted to him on November 1, 2005. The closing price of our Common Shares on November 1, 2007 was $35.00 per share.

(6)	On February 28, 2007, Mr. Porter acquired 5,178 Common Shares on vesting of the first three equal annual installments of an award of 15,534 restricted shares originally granted to him on February 28, 2006. The closing price of our Common Shares on February 28, 2007 was $31.95 per share.

(7)	Ms. Mitchell exercised 51,720 options on August 17, 2007 and 23,280 options on August 22, 2007. The options had an exercise price of $22.50 per share. The closing price of our Common Shares was $34.10 per share on August 17, 2007 and $35.09 per share on August 22, 2007.

(8)	Mr. Fisher exercised 1,100 options on July 3, 2007, 48,900 options on July 12, 2007, 3,400 options on August 1, 2007, 11,300 options on August 2, 2007 and 10,300 options on August 10, 2007, all of which had an exercise price of $30.45 per share. In addition, Mr. Fisher exercised 1,200 options on August 1, 2007 and 5,315 options on August 2, 2007, all of which had an exercise price of $30.58 per share. The closing price of our Common Shares was $35.38 per share on July 3, 2007, $35.73 per share on July 12, 2007, $33.74 per share on August 1, 2007, $33.23 per share on August 2, 2007 and $32.44 per share on August 10, 2007. On October 26, 2007, Mr. Fisher acquired 10,549 Common Shares on vesting of share units originally granted to Mr. Fisher under the Executive Incentive Plan on February 28, 2006 in respect of the 2006-2009 performance cycle. The closing price of our Common Shares on October 26, 2007 was $35.59 per share.

Potential Payments Upon Termination or Change In Control

Following is information relating to potential payments to our named executive officers upon termination of their employment or a change in control of the Company, other than payments that do not discriminate in scope, terms or operation in favor of the named executive officers and that are available generally to all salaried employees (including, among other things, any accrued but unpaid base salary and other amounts accrued or owing through the date of termination, the distribution of balances under the Company’s 401(k) plan and profit sharing plan and payments under the Company’s health and welfare plans).

Change in Control Severance Plan

Our CIC Plan provides severance benefits to each of our named executive officers in the event their employment is terminated by the Company without cause or by the executive for good reason during the two-year period following a change in control. The severance benefits we are required to provide pursuant to the CIC Plan include the following: (i) payment of all accrued compensation and vacation and sick pay within 30 days following the termination; (ii) a severance payment equal to the sum of the participant’s highest rate of base salary in the last twelve months plus the participant’s target bonus for the year of termination multiplied by a severance multiple (which has been set at 200% for the named executive officers) within 30 days following the termination; (iii) the immediate vesting of all share options, restricted shares or other equity incentives held by the named executive officer, that have not previously vested (other than equity incentives awarded under our Executive Incentive Plan, which vest in accordance with their terms), and all share options will remain exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier); (iv) continued health care, disability and life insurance coverage for the participant and the participant’s dependents commencing on the termination of employment and continuing for the period of time equal to one year multiplied by the severance multiple (or two years for each of our named executive officers); and (v) the participant’s reasonable relocation expenses to return to his or her home country within 30 days after submission of supporting documentation.

The CIC Plan also provides that if any payments to a participant under the CIC Plan would be subject to the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended, the participant will be entitled to a full gross-up payment to be made whole for the effects of the tax, provided that if such payments to the participant under the CIC Plan would not exceed the excise tax limit by more than 10%, such payments will be reduced below the limit.

A participant’s receipt of severance benefits pursuant to the CIC Plan is conditioned upon the participant’s execution of a full waiver and release of any and all claims against the Company, its affiliates and their officers and directors, and agreement to comply with covenants relating to non-solicitation of customers and employees (which apply for a period following termination equal to one year multiplied by the applicable severance multiple, which is 200% for each of our named executive officers), non-disparagement of the Company and confidentiality.

Any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits.

For purposes of the CIC Plan, “change in control,” “cause” and “good reason” have the following meanings:

•	“change in control” means (i) an acquisition by any individual or group of 50% or more of the Common Shares, other than any acquisition directly from the Company, by the Company, and by an employee benefit plan sponsored or maintained by the Company or any subsidiary; (ii) a change in the composition of the Board during any two-year period without the approval of at least two-thirds of the directors who were in office at the beginning of the period or who subsequently received such two-thirds approval, or (iii) certain mergers or consolidations involving the Company;

•	“cause” means the participant’s (i) willful and continued failure to perform substantially his or her duties (other than any such failure resulting from the participant’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the participant by the Board, (ii) willful engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates, or (iii) conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; and

•	“good reason” means the occurrence of any of the following events without the express written consent of the participant: (i) any material and adverse change in his or her duties or responsibilities or a material and adverse change in his or her title or office (including, if applicable, membership on the Board) as in effect immediately prior to the change in control; (ii) any material reduction in his or her rate of annual base salary or annual target bonus or the after-tax value of his or her housing allowance as in effect immediately prior to the change in control or as the same may be increased from time to time; (iii) any requirement that he or she be based in any location a material distance from the office where he or she is located at the time of the change in control or travel on Company business to an extent substantially and materially greater than his or her travel obligations immediately prior to the change in control; or (iv) a material reduction in the value of his or her employee, incentive compensation, or paid vacation benefits from the benefits in effect immediately prior to the change in control.

Severance Arrangements under Employment Agreements

Each of our named executive officers has an employment agreement that provides for a lump sum cash payment equal to one year’s base salary and target bonus in the event that his or her employment is terminated without cause by the Company or for good reason by the executive.

For all of our named executive officers, “cause” means (i) their willful and continued failure to substantially perform their duties; (ii) their conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; and (iii) their engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with their position with the Company or any of its subsidiaries, or other willful act that materially damages the reputation of the Company or any of its subsidiaries. For Messrs. Price, Lombardozzi and Porter, “cause” also means violation of the share ownership guidelines that apply to them, and for Messrs. Lombardozzi and Porter, “cause” includes their breach of confidentiality and non-solicitation covenants that are applicable to them.

For all of our named executive officers, “good reason” means, without their express written consent, (i) a reduction in their base salary or their target bonus; (ii) a reduction in the scope of their duties, responsibilities or authority; (iii) a change in the person or persons to whom they are required to report; (iv) a change in the location of employment; and (v) a breach by the Company or its subsidiaries of any material provision of their employment agreement. For Messrs. Price, Fisher and Lombardozzi, “good reason” also means the failure by the Company to extend the term of their employment agreement.

These severance payments would be made in a lump sum immediately upon the effectiveness of such termination by Platinum US in the case of Ms. Mitchell, by Platinum Bermuda in the case of Mr. Porter, and by the Company in the case of the other named executive officers. These severance payments are conditioned upon the named executive officer executing and honoring a standard waiver and release of claims in favor of the Company.

In addition, each of our named executive officers is subject to certain confidentiality and non-solicitation covenants which prohibit them from disclosing trade secrets and confidential or proprietary information of the Company following a termination of employment for any reason and from soliciting senior executives of the Company for a period of at least 12 months following a termination of employment for any reason. Mr. Price is also subject to a non-competition covenant which prohibits him, without our express written consent, from acquiring a financial or beneficial interest greater than 2% in, being employed by, owing, managing, operating, controlling or serving as a director of any entity primarily engaged in the reinsurance business or any other business in which we engage or have plans to engage for a period of 15 months following the termination of his employment for any reason. We have the right to enjoin any breach by our named executive officers of these confidentiality, non-solicitation and non-competition covenants.

Accelerated Vesting and Payment of Incentives

In addition to the severance provisions described above, our annual and long-term incentives are subject to accelerated vesting or payment under certain circumstances as discussed below.

As described above, pursuant to the CIC Plan, if a named executive officer’s employment is terminated by the Company without cause or by the named executive officer for good reason during the two-year period following a change in control, all of the share options, restricted shares or other equity incentives held by the named executive officer that have not previously vested (other than equity incentives awarded under our Executive Incentive Plan, which vest in accordance with their terms) will vest, and all share options will remain exercisable for one year following the termination of employment (or the expiration of the full original term of the option, if earlier).

Pursuant to the Annual Incentive Plan, a named executive officer would be entitled to receive a pro rata portion of his or her target annual incentive for the year in which his or her death or disability or a change in control of the Company occurs. The pro rata portion of the target annual incentive would be based on the period of service for the plan year during which the change in control occurs and the performance goals achieved by the Company as of the end of the fiscal quarter immediately preceding the date of the change in control, as determined by the Compensation Committee prior to the change in control in its sole discretion.

Equity awards made to our named executive officers under our 2006 Share Incentive Plan and our predecessor plan typically have been in the form of share units or restricted shares and options which vest over a period of years. In the event of the death or disability of the named executive officer or upon a change in control of the Company, the share units would automatically vest and convert on a one-to-one basis into Common Shares, the restricted shares would vest, and the options would vest and become fully exercisable.

In addition, pursuant to the employment agreements that the Company negotiated with Messrs. Price, Lombardozzi and Porter, the restricted shares and options granted under the 2006 Share Incentive Plan and our predecessor plan in connection with entering into those employment agreements would vest and become fully exercisable in the event that their employment is terminated without cause by the Company or for good reason by the executive.

Our Executive Incentive Plan provides for the award of share units at the beginning of a three-year performance cycle. Ordinarily, the share units convert into Common Shares after completion of the cycle. However, under certain circumstances a named executive officer would be entitled to a prorated settlement of Common Shares in respect of his or her share units prior to completion of the cycle. In the event of the death or disability of the named executive officer, his or her retirement with the consent of the Compensation Committee, the termination of employment without cause or for good reason, or a change in control of the Company (provided that the named executive officer continues to be employed by the Company at the time of the change in control), the named executive officer would be entitled to receive a payment of Common Shares on a pro rata basis, based upon the period of service prior to the event and the performance of the Company as of the end of the fiscal quarter following a termination of employment or prior to a change in control.

For purposes of these acceleration events, “change in control” means an acquisition of at least 50% of the Common Shares by an individual or group other than any such acquisition directly from the Company, a change in the composition of a majority of the Board during any two-year period without the approval of at least two-thirds of the directors who were in office at the beginning of the period or who subsequently received such two-thirds approval, or certain mergers or consolidations involving the Company. All of the benefits payable upon the occurrence of these acceleration events would be payable by the Company under its plans as soon as practicable following the occurrence of the acceleration event.

Estimated Payments and Benefits Upon Termination or Change in Control

The estimated payments and benefits that would be provided to our named executive officers in the circumstances described above in the event that such circumstances occurred on December 31, 2007 are as follows:

Termination Without Cause or For Good Reason following a Change in Control(1)

			Accelerated
			Vesting of	Prorated	Payment
			Equity	Payment of	of
			Awards	Outstanding	Continued
			under 2006	Share Units	Health	Payment		Payment
			Share	Awarded	Care, Life	of		of
		Prorated	Incentive	under	Insurance	Relocation	Parachute	Retention
		Payment	Plan and	Executive	and	Expenses	Tax Gross	Bonus
	Severance	of Annual	Predecessor	Incentive	Disability	to Home	Up	Plan
	Payment(2)	Incentive(3)	Plan(4)	Plan(5)	Coverage(6)	Country(7)	Payment(8)	Award	Total

Michael D. Price	$4,500,000	$1,500,000	$1,401,491	$1,981,569	$34,805	$50,000	$3,776,378	$—	$13,244,243
James A. Krantz	1,236,875	253,438	452,238	207,884	7,694	50,000	830,246	150,000	3,188,375
Michael E. Lombardozzi	1,870,000	467,500	1,261,661	868,944	33,385	50,000	1,285,979	—	5,837,469
Robert S. Porter	1,700,000	425,000	1,190,381	736,294	27,714	50,000	1,255,996	—	5,383,385
H. Elizabeth Mitchell	1,700,000	425,000	1,412,280	791,269	11,836	—	1,215,055	—	5,555,440

Termination Without Cause or For Good Reason other than following a Change in Control

		Accelerated Vesting of	Prorated Payment of
		Equity Awards under	Outstanding Share
	Severance	2006 Share Incentive Plan	Units Awarded under
	Payment(9)	and Predecessor Plan(4)	Executive Incentive Plan(5)	Total

Michael D. Price	$2,250,000	$1,401,491	$1,981,569	$5,633,060
James A. Krantz	591,354	—	207,884	799,238
Michael E. Lombardozzi	935,000	381,267	868,944	2,185,211
Robert S. Porter	850,000	561,658	736,294	2,147,952
H. Elizabeth Mitchell	850,000	—	791,269	1,641,269

Termination due to Death or Disability or Change in Control without Termination

		Accelerated Vesting of	Prorated Payment of
	Prorated Payment	Equity Awards under	Outstanding Share
	of Annual	2006 Share Incentive Plan	Units Awarded under
	Incentive(3)	and Predecessor Plan(4)	Executive Incentive Plan(5)	Total

Michael D. Price	$1,500,000	$1,401,491	$1,981,569	$4,883,060
James A. Krantz	253,438	452,238	207,884	913,560
Michael E. Lombardozzi	467,500	1,261,661	868,944	2,598,105
Robert S. Porter	425,000	1,190,381	736,294	2,351,675
H. Elizabeth Mitchell	425,000	1,412,280	791,269	2,628,549

(1)	In accordance with the terms of the CIC Plan, which provides that any amounts payable to a participant in the CIC Plan under any other plan or agreement with us on account of the participant’s termination will be offset against payments made to the participant pursuant to the CIC Plan to the extent necessary to avoid duplication of benefits, this table does not include a lump sum cash payment equal to one year’s base salary and target bonus that would have been payable under each named executive officer’s employment agreement in the event of a termination without cause by the Company or for good reason by the executive.

(2)	Represents the sum of highest base salary during 2007 and 2007 target bonus multiplied by a 200% severance multiple.

(3)	Estimate of the prorated portion of the named executive officer’s target annual incentive for 2007 assuming a performance bonus multiplier of 100%. Because the performance period for annual incentive awards ends on December 31, 2007, this amount represents one year’s target bonus.

(4)	Represents the value that would be realized on December 31, 2007 due to the accelerated vesting of any outstanding restricted share, option or share unit awards held by a named executive officer that would vest in the event of the applicable termination or change in control scenario, calculated using the closing price of the Common Shares on such date of $35.56 per share.

(5)	Represents the value that would be realized on December 31, 2007 from a prorated award of Common Shares, based upon the completion of the applicable portion of the performance period for each award (one, two or three years) and the performance of the Company as of December 31, 2007, calculated using the closing price of the Common Shares on such date of $35.56 per share.

(6)	Represents the value of continued medical, dental, accident, disability and life insurance coverage for each named executive officer and such named executive officer’s dependents for two years based on the annual cost to the Company of providing these benefits in 2007.

(7)	Estimate of the reasonable relocation expenses to return the named executive officer to his or her home country, including moving expenses, real estate fees and commissions and related expenses, based on past costs to the Company of relocating executive officers between Bermuda and their home countries.

(8)	Estimate of the gross-up payment needed to make the named executive officer whole for the effects of the excise tax on “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended.

(9)	Represents the value of one year’s base salary and target bonus.

Payments and Benefits to Mr. Fisher Upon Separation

As described above under “Executive Compensation — Employment Agreements and Arrangements with Named Executive Officers,” Mr. Fisher resigned from his position as Executive Vice President and Chief Financial Officer of the Company effective June 1, 2007, and left the Company to pursue other interests at the expiration of his term of employment on July 6, 2007. Pursuant to the Separation Agreement with Mr. Fisher, the Company agreed to pay Mr. Fisher a lump-sum cash payment of $850,000, contingent upon his execution of a release of claims. Mr. Fisher was also entitled to receive any base salary or other amounts accrued through the Separation Date. Pursuant to the terms of existing equity award agreements, (i) Mr. Fisher’s options to acquire 75,000 Common Shares at an exercise price of $30.45 and 6,515 Common Shares at an exercise price of $30.58, all of which were exercisable as of the Separation Date, continued to be exercisable for 45 days following the Separation Date, and (ii) all awards which would have vested after the Separation Date (which included options to acquire 25,000 Common Shares at an exercise price of $30.45 and 19,544 Common Shares at an exercise price of $30.58, 6,949 share units and an award made under the Executive Incentive Plan for the 2005-2009 performance cycle) were forfeited. Pursuant to the terms of the Executive Incentive Plan, an outstanding award of 10,424 share units, which would have vested after completion of the 2006-2008 performance cycle, was paid to Mr. Fisher on a pro-rated basis based on his period of service with the Company during the performance cycle from January 1, 2006 through July 6, 2007 and the Company’s performance as of September 30, 2007. In October 2007, as satisfaction of this obligation, the Compensation Committee authorized a payment to Mr. Fisher of 10,549 Common Shares, which were valued at $375,439 on October 26, 2007 (the date of payment), calculated using the closing price of the Common Shares on such date of $35.59 per share. In addition, the Company agreed to pay Mr. Fisher’s monthly housing and automobile allowance of $34,700 through August 31, 2007, and to reimburse his documented expenses for relocating to the United States up to a maximum of $50,000. The total amount of the relocation expenses reimbursed to Mr. Fisher was $24,277.

Under the Separation Agreement, Mr. Fisher is subject to certain confidentiality and non-disparagement covenants which prohibit him from disclosing trade secrets and confidential or proprietary information of the Company and making disparaging comments about the Company following his termination of employment. In addition, he is prohibited from soliciting senior executives of the Company for a period of 15 months following his Separation Date. We have the right to enjoin any breach by Mr. Fisher of the confidentiality and non-solicitation covenants.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with the Company’s management the disclosure set forth under the heading “Compensation Discussion and Analysis” appearing on pages 16 to 29 of this proxy statement. Based on such review and discussions, the Compensation Committee has recommended to the Board that such “Compensation Discussion and Analysis” be included in this proxy statement.

Jonathan F. Bank, Chairman
Robert V. Deutsch
A. John Hass
Edmund R. Megna
Peter T. Pruitt

The foregoing Report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by the Company with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent that the Company specifically requests that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of Common Shares as of February 29, 2008 of those persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Shares of the Company:

	Amount and Nature
Name and Address	of Beneficial
of Beneficial Owner	Ownership		Percent of Class(4)

Wellington Management Company, LLP	5,480,072	(1)	10.5
75 State Street Boston, MA 02109
FMR LLC	4,494,211	(2)	8.6
Edward C. Johnson 3d 82 Devonshire Street Boston, MA 02109
Perry Corp.	2,737,952	(3)	5.3
Richard C. Perry 767 Fifth Avenue New York, NY 10153

(1)	In an amendment filed on March 10, 2008 to a Schedule 13G, Wellington Management Company, LLP, an investment advisor (“Wellington”), reported beneficial ownership of 5,480,072 Common Shares held of record by clients of Wellington who had the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities; no such client was known to have such right or power with respect to more than 5% of the class of such securities. Wellington reported shared voting power over 3,760,418 Common Shares and shared dispositive power over 5,459,272 Common Shares. Pursuant to a limitation on voting rights in the Company’s Bye-laws, Wellington’s voting power with respect to the Common Shares owned by it is limited to 9.9% of the voting power of the outstanding Common Shares.

(2)	In an amendment filed on February 14, 2008 to a Schedule 13G, FMR LLC (“FMR”) and its Chairman, Edward C. Johnson 3d, reported beneficial ownership of a total of 4,494,211 Common Shares, consisting of (i) 4,008,311 Common Shares (which includes 38,504 Common Shares resulting from the assumed conversion of 48,900 shares of the Company’s 6.00% Mandatory Convertible Shares) which are held by various investment companies (the “Funds”) to which Fidelity Management & Research Company, a wholly owned subsidiary of FMR, is investment adviser, and of which FMR and Mr. Johnson report that each has sole power to dispose but that neither has sole power to vote or direct the voting, which power resides with Funds’ Board of Trustees; (ii) 484,700 Common Shares which are held by various institutional accounts of which Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR, is investment manager, and of which FMR and Mr. Johnson report that each has sole dispositive power over 484,700 Common Shares and sole power to vote or to direct the voting of 434,400 Common Shares; and (iii) 1,200 Common Shares which are beneficially owned by Fidelity International Limited (“FIL”). Partnerships controlled by Mr. Johnson’s family members have the right to vote approximately 47% of FIL stock, but FMR and FIL are independent corporate entities and do not believe they are acting as a “group” for purposes of Section 13(d) or that they are otherwise required to attribute beneficial ownership of these securities to each other. They do not believe the shares held by FMR and FIL need to be aggregated for purposes of Section 13(d), but FMR made the filing voluntarily. The Schedule 13G reported that members of Mr. Johnson’s family are the predominant owners, directly and through trusts, of Series B shares of common stock of FMR, representing 49% of the voting power of FMR, that the Johnson family members and all of the other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares, and that, accordingly, the Johnson family members may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The Schedule 13G reported that various persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Common Shares, and that no one person’s interest in the Common Shares is more than 5% of the outstanding Common Shares of the Company.

(3)	In an amendment filed on February 8, 2008 to a Schedule 13G, Perry Corp., an investment adviser, and its president and sole stockholder, Richard C. Perry, jointly reported sole voting power and sole dispositive power over 2,737,952 Common Shares of the Company. This amendment reported that the limited partners of (or investors in) each of the private investment funds for which Perry Corp. acts as general partner and/or managing member of the general partner and/or investment adviser have the right to participate in the receipt of dividends from, or proceeds from the sale of, the Common Shares held for the accounts of their respective funds in accordance with their respective limited partnership interests (or investment percentages) in their respective funds.

(4)	Based on 52,038,657 outstanding Common Shares as of February 29, 2008, adjusted to include Common Shares resulting from the assumed conversion of shares of the Company’s 6.00% Mandatory Convertible Shares held by the entity, if any.

Security Ownership of Management

The following table sets forth the beneficial ownership of the Common Shares as of February 29, 2008 of each of the directors and executive officers. Each of these persons had sole voting power and sole dispositive power with respect to the Common Shares beneficially owned by him or her.

	Amount and Nature
	of Beneficial		Percent
Name of Beneficial Owner	Ownership		of Class(5)

Steven H. Newman	1,065,418	(1)	2.0
Michael E. Lombardozzi	276,979	(3)	*
Neal J. Schmidt	206,062	(3)	*
Robert S. Porter	190,640	(3)	*
Michael D. Price	142,215	(3)(4)	*
H. Elizabeth Mitchell	80,713	(3)(4)	*
Robert V. Deutsch	52,604	(2)	*
Dan R. Carmichael	50,526	(2)	*
H. Furlong Baldwin	47,830	(2)	*
Peter T. Pruitt	46,830	(2)	*
Jonathan F. Bank	44,835	(2)	*
James A. Krantz	41,979	(3)	*
Kenneth A. Kurtzman	30,037	(3)	*
A. John Hass	1,195	(2)	*
Edmund R. Megna	1,195	(2)	*

All directors and executive officers as a group (15 persons)	2,279,058		4.2

*	Represents less than 1% of the outstanding Common Shares.

(1)	Does not include 16,015 nonemployee director fee share units issued to Mr. Newman as of February 29, 2008 as more fully described under “Director Compensation.” Pursuant to their terms, these director fee share units will vest upon Mr. Newman’s retirement at the Annual Meeting. Includes 975,000 Common Shares beneficially owned by Mr. Newman pursuant to options that are currently exercisable or exercisable within 60 days after February 29, 2008. Does not include a fully vested and exercisable option to purchase

500,000 Common Shares will be granted to Mr. Newman on the date of the Annual Meeting as more fully described under “Director Compensation — Agreements with Steven H. Newman.”

(2)	Does not include nonemployee director fee share units issued to Messrs. Baldwin, Bank, Carmichael, Deutsch, Hass, Megna and Pruitt as more fully described under “Director Compensation.” As of February 29, 2008, the following nonemployee directors were credited with the following number of director fee share units: Mr. Baldwin: 10,500 share units; Mr. Bank: 16,980 share units; Mr. Carmichael: 15,478 share units; Mr. Deutsch: 5,110 share units; Mr. Hass: 1,333 share units; Mr. Megna: 1,271 share units; and Mr. Pruitt: 8,521 share units. Includes Common Shares beneficially owned pursuant to the conversion of 1,195 share units awarded to each of Messrs. Baldwin, Bank, Carmichael, Deutsch, Hass, Megna and Pruitt at the 2007 Annual General Meeting of Shareholders that are convertible into Common Shares within 60 days after February 29, 2008. Includes Common Shares beneficially owned pursuant to options that are currently exercisable or exercisable within 60 days after February 29, 2008 as follows: Mr. Baldwin: 40,000 Common Shares; Mr. Bank: 40,000 Common Shares; Mr. Carmichael: 40,000 Common Shares; Mr. Deutsch: 25,000 Common Shares; and Mr. Pruitt: 40,000 Common Shares.

(3)	Includes unvested restricted shares as follows: Mr. Lombardozzi: 6,142 Common Shares; Mr. Price: 39,412 Common Shares; and Mr. Porter: 5,178 Common Shares. Includes Common Shares beneficially owned pursuant to options that are currently exercisable or exercisable within 60 days after February 29, 2008 as follows: Mr. Krantz: 32,758 Common Shares; Mr. Kurtzman: 21,966 Common Shares; Mr. Lombardozzi: 229,247 Common Shares; Ms. Mitchell: 50,932 Common Shares; Mr. Porter: 159,490 Common Shares; and Mr. Schmidt: 185,526 Common Shares. Includes Common Shares beneficially owned pursuant to the conversion of share units within 60 days after February 29, 2008 as follows: Mr. Krantz: 7,472 share units; Mr. Kurtzman: 8,071 share units; Mr. Lombardozzi: 13,783 share units; Ms. Mitchell: 12,530 share units; Mr. Porter: 12,530 share units; and Mr. Schmidt: 8,071 share units.

(4)	Mr. Price has pledged 102,803 Common Shares and Ms. Mitchell has pledged 17,251 Common Shares in accordance with the terms and conditions of a brokerage firm’s customary margin account requirements.

(5)	Based on 52,038,657 outstanding Common Shares as of February 29, 2008, adjusted to include Common Shares covered by options that are currently exercisable or exercisable within 60 days after February 29, 2008 and share units that are convertible into Common Shares within 60 days after February 29, 2008 held by such 15 persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the Exchange Act, the Company’s directors and executive officers and any persons holding more than 10% of the Common Shares are required to report their initial ownership of Common Shares and any subsequent changes in that ownership to the SEC. Specific filing dates for these reports have been established by the SEC and the Company is required to disclose in this proxy statement any failure by such persons to file these reports in a timely manner during 2007. The Company has determined that no person who at any time during 2007 was a director, executive officer or beneficial owner of more than 10% of the Common Shares failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during 2007. This determination was based solely upon the review by the Company of Forms 3, 4 and 5, and written representations that no Forms 5 were required that were submitted to the Company with respect to 2007.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is currently composed of the directors whose names appear at the end of this report. The members are independent as defined in the NYSE listing standards, which provide, among other things, that directors shall have no relationship with the Company that may interfere with the exercise of their independence from management and the Company. The Board has determined that the members of the Audit Committee also meet the qualifications set forth in the NYSE listing standards regarding financial literacy and accounting or related financial management expertise.

The Board has also determined that each of Messrs. Baldwin and Deutsch is an “audit committee financial expert” as defined by the SEC.

The Audit Committee is responsible for, among other things, reviewing with management and the independent registered public accounting firm the audited financial statements to be included in the Company’s Annual Report on Form 10-K, reviewing with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications With Audit Committees,” as amended by Statement on Audit Standards No. 90, “Audit Committee Communications” (“SAS No. 61”) and recommending whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K. The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of December 31, 2007 and for the year then ended, including management’s discussion and analysis of financial condition and results of operations, with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm. The Audit Committee has also discussed with KPMG the matters required to be discussed by SAS No. 61, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the disclosures in the financial statements.

The Audit Committee also discussed with KPMG the critical accounting policies and practices used in the preparation of the audited financial statements as of December 31, 2007 and for the year then ended; any alternative treatments within accounting principles generally accepted in the United States of America for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative treatments and the treatment preferred by KPMG; and any material written communications between KPMG and management.

KPMG provided a report to the Audit Committee describing KPMG’s internal quality-control procedures and related matters. KPMG also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with KPMG its independence. When considering KPMG’s independence, the Audit Committee considered, among other matters, whether KPMG’s provision of non-audit services to the Company is compatible with maintaining the independence of KPMG.

In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s system of internal controls. As part of this process, the Audit Committee monitored the scope and adequacy of the Company’s internal auditing function, reviewing steps taken to implement recommended improvements in internal procedures and controls.

Based on the reviews and discussions with management and KPMG referred to above, the Audit Committee has recommended to the Board that the audited financial statements as of December 31, 2007 and for the fiscal year then ended be included in the Company’s Annual Report on Form 10-K for such fiscal year. The Audit Committee also recommended to the Board that KPMG be selected as the Company’s independent registered public accounting firm for the 2008 fiscal year, subject to shareholder ratification as required by Bermuda law.

H. Furlong Baldwin, Chairman
Jonathan F. Bank
Dan R. Carmichael
Robert V. Deutsch
A. John Hass
Peter T. Pruitt

The foregoing Report of the Audit Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference in any previous or future document filed by the Company with the SEC under the Securities Act or the Exchange Act or subject to Regulation 14A or 14C or to the liabilities of

Section 18 of the Exchange Act, except to the extent that the Company specifically requests that such Report be treated as soliciting material or specifically incorporates such Report by reference in any such document.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR

Upon recommendation of the Audit Committee, the Board has selected KPMG to serve as the Company’s independent registered public accounting firm for the 2008 fiscal year. A proposal will be submitted to shareholders at the Annual Meeting for ratification of such selection as required by Bermuda law. A representative of KPMG is expected to attend the Annual Meeting and will have an opportunity to make a statement and respond to questions.

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

The following table summarizes the aggregate fees billed by KPMG for services rendered for the years ended December 31, 2007 and 2006:

	2007	2006(1)

Audit fees(2)	$1,734,500	$1,630,500
Audit-related fees(3)	62,072	0
Tax fees	0	0
All other fees	0	0

Total	$1,796,572	$1,630,500

(1)	The amount shown for “Audit fees” and “Audit-related fees” for 2006 have been adjusted from the amounts shown in last year’s proxy statement to reflect an increase of $5,500 in “Audit fees” and a corresponding decrease of $5,500 in “Audit-related fees” due to the reclassification of fees associated with completion of a consent in connection with a registration statement on Form S-8 filed by the Company. Additionally, the “Audit fees” amount for 2006 was decreased by $120,000 to reflect an adjustment for fees associated with the 2005 audit that were billed and paid in 2006 and increased by $15,000 to reflect additional fees related to the 2006 audit that were incurred but not invoiced at the time of last year’s proxy statement filing.

(2)	The amount shown for “Audit fees” for 2007 represents fees for professional services rendered by KPMG for (a) the audit of the Company’s annual financial statements and internal control over financial reporting for 2007; (b) the review of the Company’s financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and (c) statutory audits for the Company’s insurance subsidiaries. The amount shown for “Audit fees” for 2006 represents fees for professional services rendered by KPMG for (a) the audit of the Company’s annual financial statements and internal control over financial reporting for 2006; (b) the review of the Company’s financial statements included in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006; and (c) statutory audits for the Company’s insurance subsidiaries; and (d) the provision of a consent in connection with a registration statement on Form S-8 filed by the Company.

(3)	The amount shown for “Audit-related fees” for 2007 represents professional services and consultation in relation to review of certain accounting and auditing information.

Pre-Approval Policies and Procedures

The Audit Committee is primarily responsible for managing the Company’s relationship with its independent registered public accounting firm. Subject to ratification by the shareholders of the Company as required by Bermuda law, the Audit Committee has the sole authority to approve the engagement, determine the compensation and oversee the performance of the Company’s independent registered public accounting firm. The Audit Committee has considered whether KPMG’s provision of non-audit services to the Company is compatible with maintaining the independence of KPMG. It is the Company’s policy that all audit services and all permitted non-audit services to be provided to the Company by the independent registered public accounting firm are approved in advance by the Audit Committee (or by one or more of its members if duly authorized by the Audit Committee).

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR.

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the Annual Meeting other than that referred to above. As to other business, if any, that may come before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the discretion of the person or persons voting the proxies.

Shareholder Proposals for the 2009 Annual General Meeting of Shareholders

In accordance with Rule 14a-8 of the Exchange Act, any proposal of a shareholder intended to be presented at the 2009 Annual General Meeting of Shareholders must be received by the Company no later than the close of business on November 24, 2008 in order for the proposal to be considered for inclusion in the Company’s proxy statement for such meeting. Proposals should be addressed to the Secretary, Platinum Underwriters Holdings, Ltd., The Belvedere Building, 69 Pitts Bay Road, Pembroke HM 08 Bermuda.

Pursuant to Rule 14a-4(c)(1) of the Exchange Act, if a shareholder who intends to present a proposal at the 2009 Annual General Meeting of Shareholders does not notify the Company of such a proposal on or before February 7, 2009, then proxies received by the Company for that meeting will be voted by the persons named as such proxies in their discretion with respect to such proposals. Notices of such proposals are to be sent to the above address.

By order of the Board of Directors,

Michael E. Lombardozzi
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

Pembroke, Bermuda
March 24, 2008

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS ITEMS 1 and 2. PLEASE MARK YOUR VOTE IN BOX IN THE FOLLOWING MANNER ☒ USING DARK INK ONLY.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2.

1.	To elect the following nominees to the Company’s Board of Directors:						FOR	AGAINST	ABSTAIN
					2.	To consider and take action upon a proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year.	☐	☐	☐
	01 H. Furlong Baldwin, 02 Jonathan F. Bank, 03 Dan R. Carmichael, 04 Robert V. Deutsch, 05 A. John Hass, 06 Edmund R. Megna, 07 Michael D. Price, and 08 Peter T. Pruitt.	FOR ☐	WITHHOLD ☐	FOR ALL EXCEPT ☐		Upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
						PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING		☐

To withhold authority to vote for an individual nominee, mark the box labeled “FOR ALL EXCEPT” and strike a line through the nominee’s name above.

Signature	Signature	Dated	, 2008

Please sign exactly as your name appears above. If shares are held in the name of joint holders, each should sign. If you are signing as a trustee, guardian, executor, etc., please so indicate.

Ù FOLD AND DETACH HERE Ù
Important Notice Regarding the Availability of Proxy Materials for the Platinum Underwriters
Holdings, Ltd. 2008 Annual General Meeting of Shareholders to be Held on April 23, 2008.
The proxy statement, proxy and 2007 Annual Report to Shareholders are available at www.platinumre.com/proxymaterials.

PLATINUM UNDERWRITERS HOLDINGS, LTD.
The Belvedere Building
69 Pitts Bay Road
2nd Floor
Pembroke HM 08 Bermuda
      This proxy is solicited on behalf of the Board of Directors and will be voted FOR Items 1 and 2 if no instructions to the contrary are indicated.
      The undersigned hereby appoints DAN R. CARMICHAEL, MICHAEL D. PRICE and MICHAEL E. LOMBARDOZZI, jointly and severally, proxies, with the power of substitution and with the authority in each to act in the absence of the other, to vote all shares the undersigned is entitled to vote at the Annual General Meeting of Shareholders on April 23, 2008 or postponements or adjournments thereof on all matters that may properly come before the meeting, and particularly to vote as hereinafter indicated. The undersigned hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders and Proxy Statement dated March 24, 2008.
IMPORTANT - This proxy must be signed and dated on the reverse side.

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù